                                                                  EXHIBIT 4.5(d)


                         CONSENT AND FOURTH AMENDMENT

                                       TO

                           REVOLVING CREDIT AGREEMENT

                         dated as of December 31, 1998


          LYONDELL-CITGO REFINING COMPANY LTD., a Texas limited liability company (the "Borrower"), the LENDERS listed on the signature pages hereof and any Lender hereafter becoming a party to the below-mentioned Agreement in accordance with the provisions thereof, ABN AMRO BANK N.V., THE BANK OF NOVA SCOTIA, CREDIT LYONNAIS, THE FIRST NATIONAL BANK OF CHICAGO and THE INDUSTRIAL BANK OF JAPAN, LTD., as Co-Agents, and THE BANK OF NEW YORK, as Agent and as Issuer, agree to this Consent and Fourth Amendment (this "Amendment"), dated as of December 31, 1998, to the Revolving Credit Agreement, dated as of May 5, 1995, among the Borrower, the Lenders parties thereto, such Co-Agents and such Agent and Issuer, as previously amended (the "Agreement"; capitalized terms used but not otherwise defined herein having the meanings assigned to them in the Agreement, and references herein to Sections being references to Sections of the Agreement unless indicated otherwise), as follows:

          Section 1. Consent. The Lenders hereby consent to the conversion of the Borrower from a Texas limited liability company to a Delaware limited partnership and the replacement of the Regulations with a Limited Partnership Agreement substantially in the form attached hereto as Exhibit A, subject to the Consent and Fourth Amendment to Credit Agreement of even date herewith, which amends the Credit Agreement, being signed and delivered by the "Required Lenders" thereunder. Pursuant to Section 6.01(d)(iv)(A), the Borrower will furnish to the Agent a copy of all the Borrower's Charter Documents, including a copy of the Limited Partnership Agreement of LYONDELL-CITGO Refining LP, within 5 Business Days after the Amendment Date (as such term is hereinafter defined).

          Section 2.  Amendments.    Subject to the terms and provisions herein
set forth, effective as of the Amendment Date, the Agreement hereby is amended in the following respects:

          (a) The opening recital to the Agreement is hereby amended to reflect the new name and business structure of the Borrower as follows:

               LYONDELL-CITGO Refining LP, a Delaware limited partnership

          (b) Certain definitions set forth in Section 1.01 are changed or deleted in their entirety, and additional terms are defined, in Section 1.01, as follows:

               (i) The last sentence of the definition of "Affiliate" is changed to read in its entirety as follows:

                         For purposes of this Agreement, each of the Partners is an Affiliate of the Borrower.

               (ii) In the definition of "Applicable Margin" column "B" is deleted in its entirety and clause (b) is changed to read in its entirety as follows:

                         (b) for any subsequent period from and including any
                              Determination Date, beginning with the first
                              Determination Date after the date of this Agreement, to the next Determination Date to occur, if the Applicable Debt Percentage Ratio on the first day of such period is within a range set forth in column A below the per annum percentage equal to the percentage set forth for that range in column C below:

               (iii) The definition of "Borrower" is changed to read in its entirety as follows:

                         "Borrower" means LYONDELL-CITGO Refining LP, a Delaware limited partnership.

               (iv) The definition of "Change of Control" is changed to read in its entirety as follows:

                         "Change of Control" means the failure of CITGO or Lyondell, individually or collectively, to own, legally and beneficially, directly or indirectly, at least 35% of the outstanding ownership and voting interest in the Borrower.

               (v) Clause (a) of the definition of "Charter Documents" is changed to read in its entirety as follows:

                         (a) the Borrower, (i) its Certificate of Limited Partnership, (ii) the Partnership Agreement, (iii) its Certificate of Conversion, and

               (vi) The definition of "Custodian" is changed to read in its entirety as follows:

                         "Custodian" means any custodian, receiver, sequestrator, trustee or similar official (a) under Bankruptcy Law, (b) under any business corporation statute in the case or assets of any corporation or (c) under or pursuant to any limited liability company or limited partnership statute in the case of assets of any limited liability company or limited partnership.

               (vii) The definition of "Distribution Debt" is changed to
                     read in its entirety as follows:

                    "Distribution Debt" means obligations of the Borrower created under Section 7.3.(C) of the Partnership Agreement in respect of distributions required to be made pursuant to
                    Section 7.4 of the Partnership Agreement.

               (viii) The definition of "Lyondell" is changed to read in its entirety as follows:

                    "Lyondell" means Lyondell Chemical Company, a Delaware corporation formally known as Lyondell Petrochemical Company.

               (ix) The definition of "Owners" is deleted in its entirety and the following definition is added to Section 1.01 in its proper alphabetical order:

                         "Partners" means Lyondell LP, CRIC, LRC and CITGO GP and any of their respective successors and assigns under the Partnership Agreement.

                    All uses of the terms "Owners" and "Owner" elsewhere in the Agreement are changed to the terms "Partners" and "Partner", respectively.

               (x) "Owners Committee" is deleted in its entirety and the
                   following definition is added to Section 1.01 in its proper alphabetical order:

                         "Partnership Governance Committee" means the committee of representatives of the General Partners through which the General Partners manage the Borrower in accordance with Article 3 of the Partnership Agreement.

                    All uses of the term "Owners Committee" elsewhere in the Agreement are changed to the term "Partnership Governance Committee".

               (xi) "Owners Committee Action" is deleted in its entirety and the following definition is added to Section 1.01 in its proper alphabetical order:

                         "Partnership Governance Committee Action" has the meaning specified in Section 3.06.(A) of the Partnership Agreement.

                    All uses of the term "Owners Committee Action" elsewhere in Agreement are changed to the term "Partnership Governance Committee Action".

               (xii) In clause (c) of the definition of "Permitted Investments"
                     references to "Section 7.6" are changed to "Section 7.5".

               (xiii) Clause (a)(i) of the definition of "Qualified Subordinated
                      Debt" is changed in its entirety to read as follows:

                    (a)(i) to any Partner or any Affiliate of any Partner having, at the option of the Borrower, (A) subordination terms substantially identical to those set forth in Exhibit 1.01-A to the Agreement or (B) such other terms of subordination as are satisfactory to the Required Lenders or

                    Exhibit 1.01-A referred to above is attached to this Amendment as Exhibit B.

               (xiv) "Regulations" is deleted in its entirety and the following definition is added to Section 1.01 in its proper alphabetical order:

                         "Partnership Agreement" means the Limited Partnership Agreement of the Borrower dated as of December 31, 1998, as amended, modified and supplemented from time to time to the extent no Event of Default occurs under
                         Section 8.01(i)(iii) as a result of such amendment, modification or supplement.

                    All uses of the term "Regulations" elsewhere in the Agreement are changed to the term "Partnership Agreement".

               (xv) The last sentence of the definition of "Restricted Payment"
                    is changed to read in its entirety as follows:

                         Without limiting the generality of the foregoing, a "Restricted Payment" by the Borrower or any Subsidiary includes any distribution made by the Borrower, or any Subsidiary for the account of the Borrower, to a Partner pursuant to the Partnership Agreement, including, without limitation, Sections 7.2, 7.4 and
                         7.5 thereof.

               (xvi) The definition of "TLLCA" is deleted in its entirety and the following definition is added to Section 1.01 in its proper alphabetical order:

                         "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

                    All uses of the term "TLLCA" elsewhere in the Agreement are changed to the term "DRULPA".

               (xvii) The definitions of "In-Service Date", "Mechanical Completion", "Post-Completion Period", "Pre-Completion Period", "Recommended Design", and "Refinery Expansion Budget" are deleted in their entirety.

               (xviii) The following definitions are added to Section 1.01 in the proper alphabetical order:

                         "CITGO GP" means CITGO Gulf Coast Refining, Inc., a Delaware corporation that is a Wholly Owned Subsidiary of CITGO and a general partner in the Borrower.

                         "General Partners" means LRC and CITGO GP.

                         "Limited Partners" means Lyondell LP and CRIC.

                         "Lyondell LP" means "Lyondell Refining LP, LLC, a Delaware limited liability company that is a Wholly-Owned Subsidiary of Lyondell and a limited partner in the Borrower.

          (c) Section 4.01(l) is deleted in its entirety.


          (d) The first three sentences of Section 5.01 are changed to read in their entirety as follows:

               The Borrower (a) is a limited partnership duly organized, validly existing and in good standing under the DRULPA and (b) has all the requisite power and authority under the DRULPA and its Charter Documents to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Borrower is, and each Subsidiary is, duly registered, qualified or licensed and in good standing as a foreign limited liability company, a foreign limited partnership or a foreign corporation, as the case may be, in good standing, when applicable, in each jurisdiction in which it owns or leases property or proposes to own or lease property or in which the carrying on of its business as now conducted or as proposed to be conducted so requires, except to the extent that failures to be so registered, qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

          (e) The first sentence of Section 5.13 is changed to read in its entirety as follows:

               The Borrower will use (a) the proceeds of the Loans for working capital and general business purposes and (b) request the issuance of Letters of Credit consistent with such purposes.

          (f) In Section 6.01(b)(ii) "Coopers & Lybrand" is changed to "PriceWaterhouseCoopers".

          (g) Section 6.01(c) is deleted in its entirety.

          (h) The first sentence of Section 7.01(a) is changed to read in its entirety as follows:

               The Borrower shall remain a limited partnership. The Borrower shall cause each Subsidiary that is a limited liability company or a limited partnership when it becomes a Subsidiary to maintain its existence as a limited liability company or limited partnership, as the case may be, under the appropriate act under which it was originally formed.

          (i) Section 7.06 is changed as follows:

               (i) The reference to Section 7.6 is deleted from the third line of Section 7.06.

               (ii) Clause (a) is changed in its entirety to read as follows:

                    (a) so long as no Event of Default exists or would exist after giving effect thereto, the Borrower may make distributions to the Partners pursuant to and in accordance with Sections 7.2, 7.4 and 7.5 of the Partnership Agreement, including, without limitation, distributions in satisfaction of Distribution Debt and advances pursuant to Section 7.5 of the Partnership Agreement;

               (iii) Clause (d) is changed in its entirety to read as follows:

                    (d) with respect to Qualified Subordinated Debt that is not Permitted Replacement Debt:

                    (i) if such Indebtedness is Affiliate Indebtedness of the Borrower, the Borrower may make scheduled payments of interest thereon when due in accordance with its terms (including terms of subordination); and

                    (ii) if such Indebtedness is not Affiliate Indebtedness of the Borrower, the Borrower may make scheduled payments of principal, interest, fees and other charges to the holders of such Qualified Subordinated Debt when due in accordance with its terms (including terms of subordination);

               Notwithstanding the foregoing amendment to clause (d) of Section 7.06, so long as no Event of Default exists or would exist after giving effect thereto, the Borrower may make scheduled payments of interest on Affiliated Indebtedness incurred prior to the Amendment Date pursuant to Section 6.4 (D) or 6.3 of the Regulations.

               (iv) Clause (f) is deleted in its entirety.

          (j) In Section 7.10 the reference to "Sections 5.3 and 5.4" is changed to "Sections 5.6 and 5.7".

          (k) In Section 7.17(b) the term "Articles of Organization" is changed to "Certificate of Limited Partnership".

          (l) In Section 8.01(e)(i)(C) the words "limited liability company" are changed to "limited partnership".

          (m) Clause (iii) of Section 8.01(e) is changed in its entirety to read as follows:

               (iii) any Partner applies to any court of competent jurisdiction for the dissolution of the Borrower or an event of dissolution (within the meaning of Section 11 of the Partnership Agreement or the DRULPA) occurs and the business of the Borrower is not continued pursuant to the vote of the requisite Partners within 90 days after such event of dissolution or the Borrower is not otherwise reconstituted in accordance with Section 11.10 of the Partnership Agreement within 90 days after such event of dissolution.

          (n) Section 8.01(i) is changed as follows:

               (i)  Clause (iii) is changed in its entirety to read as follows:

                    any of Sections 3.1.(B), 5.6, 5.7, 6.2, 6.5, 6.6, 6.7, 7.2,
                    7.3, 7.4 and 7.5 of the Partnership Agreement is amended, modified or supplemented (directly or indirectly by means of an amendment to the Borrower's Partnership Agreement or Certificate of Limited Partnership) (it being understood that if any term defined elsewhere in the Partnership Agreement or the Exhibits to the Partnership Agreement and used (directly or by inclusion in such a defined term) in any of such enumerated Sections is amended, modified or supplemented in a manner materially detrimental to the Lenders with respect to any of such Sections, such amendment, modification or supplement will be deemed an amendment or modification of or supplement to each of the enumerated Sections in which it is used) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld) or (B) any other term or condition of the Partnership Agreement is amended, modified or supplemented (directly or indirectly as aforesaid) in such a manner that the effect thereof, together with the effect of all previous amendments and modifications of and supplements to such other term or conditions, could reasonably be expected to have a Material Adverse Effect;

               (ii) The references in clauses (iv) and (v) to "CRIC or LRC" are changed to "any Partner".

              (iii) The reference in clause (v) to "Section 12.2(A)(2)" is changed to Section "11.2".

          (o) Section 8.01(l) is changed to read in its entirety as follows:

               (i) Either LRC or Lyondell LP shall transfer its interest as a Partner of the Borrower in accordance with the terms of the Partnership Agreement to a Person other than an "Affiliate" (as defined in the Crude Supply Agreement) of Lyondell or (ii) neither CITGO nor any of its "Affiliates" (as defined in the Crude Supply Agreement) is a Partner of the Borrower.

          Section 3.     Other Loan Documents.  If any term defined in Section
1.10 of the Agreement is used in any other Loan Document and that term is amended by this Amendment or is replaced by another term, that Loan Document is also amended hereby to reflect the amendment or replacement, as the case may be, of that term.

          Section 4.     Fees and Expenses.   The Borrower agrees to pay to the
Agent for the account of counsel to the Agent all reasonable fees and expenses of such counsel in connection with this Amendment.

          Section 5. Effect of Consent and Amendments. Except for the consent and amendments evidenced hereby, the Agreement and other Loan Documents remain in full force and effect, and the Agreement and the other Loan Documents, each as amended hereby, are hereby ratified and confirmed by the Borrower. The consent evidenced hereby is limited to the matter specifically addressed herein and is not effective for any other purpose. The execution and delivery of this Amendment shall not, except as specifically set forth herein, operate as an amendment or waiver of compliance by the Borrower with respect to any other provision or condition of the Agreement or any other Loan Document, each as amended hereby, or of any right, power or remedy of the Agent, any Co-Agent, any Lender or the Issuer under the Agreement or any other Loan Document, each as amended hereby, or prejudice any right or remedy that the Agent, any Co-Agent, any Lender or the Issuer has under or in connection with the Agreement, or any other Loan Document, each as amended hereby.

          Section 6. Conditions to Effectiveness. This Amendment will be effective December 31, 1998 (the "Amendment Date") subject to (a) its execution by the Agent and the Agent's receipt of (i) counterparts of this Amendment signed by the Borrower and the Required Lenders and (ii) each of the following, in form and substance reasonably satisfactory to the Agent: (A) a copy, certified by the Secretary of the Borrower dated the Amendment Date, of the resolutions adopted by Owners Committee Action taken by the Owners Committee in accordance with the applicable requirements of the Regulations to authorize the execution and delivery of this Amendment; (B) a certificate of a Responsible Officer, dated the Amendment Date, to the effect that on and as of the Amendment Date, after giving effect to this Amendment, (1) the representations and warranties set forth in Article V of the Agreement (other than in Section 5.06(a)(ii)) are true and correct in all material respects (unless made as of a specific date as set forth in that Article) and (2) no Default exists; and (C) an opinion of counsel to the Borrower, dated the Amendment Date, to the effect that this Amendment has been duly authorized by Owners Committee Action and validly executed and delivered by the Borrower and (b) the filing by the Borrower of the Certificate of Limited Partnership and the Certificate of Conversion with the Secretary of State of Delaware and the filing of the Articles of Conversion with the Secretary of State of Texas.

          Section 7. Miscellaneous. This Amendment is governed by the terms and other provisions of Sections 1.02, 1.03, 10.05, 10.07, 10.10 (the first sentence thereof) and 10.12 as if this Amendment were the Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers all as of the Amendment Date.

                         LYONDELL-CITGO REFINING COMPANY LTD.
                         a Texas limited liability company



                         By: /s/ Jose L. Rodriguez
                            ------------------------------
                              Name: Jose L. Rodriguez
                              Title: Vice President


                         THE BANK OF NEW YORK,
                              As Agent, as Issuer and as a Lender



                         By: /s/ Raymond J. Palmer
                            ------------------------------
                              Name: Raymond J. Palmer
                              Title: Vice President

                         OTHER LENDERS:

                         ABN AMRO BANK N.V. HOUSTON AGENCY

                         By:  ABN AMRO North America, Inc., as agent



                         By: /s/ Michael W. Nepveux
                            ------------------------------
                              Name: Michael W. Nepveux
                              Title: Group Vice President



                         By: /s/ Rodney D. Kubicek
                            ------------------------------
                              Name: Rodney D. Kubicek
                              Title: Vice President


                         THE BANK OF NOVA SCOTIA



                         By: /s/ F.C.H. Ashby
                            ------------------------------
                              Name: F.C.H. Ashby
                              Title: Senior Manager Loan Operations


                         BANQUE NATIONALE DE PARIS,
                              HOUSTON AGENCY



                         By: /s/ Warren Ross
                            ------------------------------
                              Name: Warren Ross
                              Title: Assistant Vice President

                         CREDIT AGRICOLE INDOSUEZ



                         By: /s/ Katherine L. Abbott
                            ------------------------------
                              Name: Katherine L. Abbott
                              Title: First Vice President

                         By: /s/ David Bouhl, F.V.P.
                            ------------------------------
                              Name: David Bouhl, F.V.P.
                              Title: Head of Corporate Banking Chicago


                         CREDIT LYONNAIS NEW YORK BRANCH


                         By: /s/ Phillippe Soustra
                            ------------------------------
                              Name: Phillippe Soustra
                              Title: Senior Vice President


                         THE FIRST NATIONAL BANK OF CHICAGO



                         By: /s/ Helen A. Carr
                            ------------------------------
                              Name: Helen A. Carr
                              Title: Vice President


                         THE INDUSTRIAL BANK OF JAPAN, LTD.
                         NEW YORK BRANCH

                         By: /s/ Mike Oakes
                            ------------------------------
                              Name: Mike Oakes
                              Title: Senior Vice President, Houston Office

                         LEHMAN COMMERCIAL PAPER INC. & SYND. FUNDING TRUST



                         By: /s/ Michele Swanson
                            ------------------------------
                              Name: Michele Swanson
                              Title: Authorized Signatory



                         NATIONSBANK, N.A.


                         By: /s/ Mary Louise Allen
                            ------------------------------
                              Name: Mary Louise Allen
                              Title: Vice President



                         PNC BANK, NATIONAL ASSOCIATION


                         By: /s/ John R. Way
                            ------------------------------
                              Name: John R. Way
                              Title: Assistant Vice President


                         ROYAL BANK OF CANADA


                         By: /s/ J.D. Frost
                            ------------------------------
                              Name: J.D. Frost
                              Title: Senior Manager

                         SOCIETE GENERALE, SOUTHWEST AGENCY


                         By: /s/ Elizabeth W. Hunter
                            ------------------------------
                              Name: Elizabeth W. Hunter
                              Title: Director


                         THE TOYO TRUST & BANKING CO., LTD.
                              NEW YORK BRANCH



                         By: /s/ K. Yamauchi
                            ------------------------------
                              Name: K. Yamauchi
                              Title: Vice President


                         WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                              NEW YORK AND CAYMAN
                              ISLANDS BRANCHES



                         By: /s/ Duncan M. Robertson
                            ------------------------------
                              Name: Duncan M. Robertson
                              Title: Vice President



                         By: /s/ Felicia La Forgia
                            ------------------------------
                              Name: Felicia La Forgia
                              Title: Vice President

                                                                   EXHIBIT A

                                                                 Draft: 12/19/98


                                  CONFIDENTIAL



                        LIMITED PARTNERSHIP AGREEMENT OF

                           LYONDELL-CITGO REFINING LP


--------------------------------------------------------------------------------
                               UNDER THE DELAWARE
                    REVISED UNIFORM LIMITED PARTNERSHIP ACT
--------------------------------------------------------------------------------


                            DATED DECEMBER 31, 1998

                               TABLE OF CONTENTS


1.   DEFINITIONS............................................................  1

2.   ORGANIZATION MATTERS...................................................  1
          2.1.   Name.......................................................  1
          2.2.   Conversion to Partnership and Partners.....................  1
          2.3.   Purpose and Business.......................................  2
          2.4.   Principal Office...........................................  3
          2.5.   Term.......................................................  3
          2.6.   Filings....................................................  3
          2.7.   Power of Attorney..........................................  3

3.   MANAGEMENT.............................................................  4
          3.1.   Partnership Governance Committee..........................   4
          3.2.   Partnership Governance Committee Composition..............   4
          3.3.   Partnership Governance Committee:  Duties, Powers and
                 Authority.................................................   6
          3.4.   Partnership Governance Committee:  Meetings...............   6
          3.5.   Compensation of Representatives...........................   8
          3.6.   Partnership Governance Committee Action...................   8
          3.7.   Partnership Governance Committee:  Quorum and Voting......   8
          3.8.   Partnership Governance Committee Actions for Which
                 Unanimous Consent Necessary...............................   9
          3.9.   Majority Approval.........................................  11
          3.10.   Auxiliary Committees...................................... 11

4.   OFFICERS AND EMPLOYEES................................................. 12
          4.1.   Partnership Officers......................................  12
          4.2.   Selection; Term; Qualification............................  12
          4.3.   Removal and Vacancies.....................................  12
          4.4.   Duties....................................................  13
          4.5.   CEO.......................................................  14
          4.6.   Vice Presidents...........................................  14
          4.7.   Secretary.................................................  14
          4.8.   Assistant Officers........................................  14
          4.9.   Other Officers............................................  15
          4.10.  Salaries..................................................  15
          4.11.  Bonds of Officers.........................................  15
          4.12.  Delegation................................................  15
          4.13.  Loaned Employees..........................................  15
          4.14.  Employee Transfers........................................  16

5.   RIGHTS, DUTIES AND COVENANTS OF PARTNERS............................... 16
          5.1.   Delegation................................................  16
          5.2.   General Authority.........................................  16

                                      (ii)

          5.3.   Nature of Partner Obligations.............................. 17
          5.4.   Limited Partners........................................... 17
          5.5.   Partner Not Agent of Other Partners........................ 17
          5.6.   Transactions with the Partnership.......................... 17
          5.7.   Control of Certain Claims and Certain Transactions......... 18
          5.8.   Partnership Interest....................................... 19
          5.9.   Access to and Copies of Records and Documents.............. 19
          5.10.  Partner Covenants.......................................... 19
          5.11.  Indemnification............................................ 20

6.   CAPITAL CONTRIBUTIONS AND PARTICIPATION PERCENTAGE..................... 22
          6.1.   Prior Capital Contributions................................ 22
          6.2.   Capital Contributions...................................... 22
          6.3.   Partner Loans.............................................. 23
          6.4.   Participation Percentages.................................. 23
          6.5.   Capital Expenditure Funding................................ 24
          6.6.   CITGO Partners' Option to Increase Their Collective
                 Participation Percentage................................... 24
          6.7.   Return of Capital Contributions............................ 26
          6.8.   Administration and Investment of Funds..................... 26

7.   ALLOCATIONS AND DISTRIBUTIONS.......................................... 26
          7.1.   Capital Accounts........................................... 26
          7.2.   Income and Distribution Determinations; Restriction on
                  Distributions and Advances................................ 27
          7.3.   Distributable Cash......................................... 28
          7.4.   Distributions.............................................. 29
          7.5.   Interim Loans.............................................. 29
          7.6.   Internal Revenue Code Section 704(b) Book Allocations
                  for Tax Purposes.......................................... 30
          7.7.   Tax Allocations............................................ 31
          7.8.   Transfers of Interest...................................... 33

8.   BOOKS OF ACCOUNT AND TAX MATTERS....................................... 33
          8.1.   Books of Account........................................... 33
          8.2.   Tax Treatment.............................................. 34
          8.3.   Tax Returns................................................ 34
          8.4.   Tax Controversies.......................................... 35
          8.5.   Tax Rulings................................................ 36

9.   ANNUAL BUDGETS, FIVE YEAR PLAN AND COMMERCIAL LOANS.................... 36
          9.1.   Fiscal Year................................................ 36
          9.2.   Annual Budgets............................................. 36
          9.3.   Approval of Budgets........................................ 37
          9.4.   Funding of Budgets......................................... 37

                                     (iii)

          9.5.   Implementation of Budgets and Discretionary Expenditures
                  by CEO.................................................... 37
          9.6.   Five Year Plan............................................. 38
          9.7.   Commercial Loans........................................... 38
          9.8.   Insurance and Risk Management.............................. 38

10.   TRANSFERS AND PLEDGES................................................. 38
          10.1.  Prohibition of Transfer.................................... 38
          10.2.  Transfers Prior to the Option Date......................... 39
          10.3.  Transfers After the Option Date............................ 39
          10.4.  Transferees................................................ 41
          10.5.  Pledge of Interest......................................... 41

11.   REMEDIES AND DISSOLUTION.............................................. 42
          11.1.   Security for Performance.................................. 42
          11.2.   Default................................................... 43
          11.3.   Remedies for Default...................................... 45
          11.4.   Consequences of Default................................... 46
          11.5.   Purchase of Defaulting Partners' Interest................. 46
          11.6.   Liquidation............................................... 47
          11.7.   Closing of Purchase Rights................................ 47
          11.8.   Recision.................................................. 47
          11.9.   Dissolution............................................... 48
          11.10.  Reconstitution of Partnership............................. 48
          11.11.  Liquidation; Winding Up and Distributions upon
                   Dissolution.............................................. 48
          11.12.  Enforcement............................................... 49

12.   MISCELLANEOUS......................................................... 49
          12.1.   Confidentiality and Use of Information.................... 49
          12.2.   Auditors.................................................. 50
          12.3.   Indemnification of Officers............................... 50
          12.4.   Waivers, Modifications and Amendments..................... 52
          12.5.   Further Assurances........................................ 52
          12.6.   Successors and Assigns.................................... 52
          12.7.   Benefits of Agreement Restricted to the Parties........... 52
          12.8.   Expenses.................................................. 52
          12.9.   Currency Conversions...................................... 52
          12.10.  Payment Terms and Interest Calculations................... 52
          12.11.  Usury Savings Clause...................................... 53
          12.12.  Notices................................................... 53
          12.13.  Waiver of Immunity........................................ 54
          12.14.  Governing Law............................................. 55
          12.15.  Jurisdiction; Consent to Service of Process; Waiver....... 55
          12.16.  Entire Agreement.......................................... 56
          12.17.  Severability.............................................. 56
          12.18.  Construction.............................................. 56
          12.19.  Counterparts.............................................. 57

                                      (iv)

EXHIBITS.

Exhibit 1          Definition of Terms in Agreement
Exhibit 1A         Related Agreements
Exhibit 6.1(B)     Working Capital Valuation
Exhibit 6.4        Qualified Capital Contributions; Participation Percentages
Exhibit 6.6(E)     Form of Note for Portion of Option Date Payment

                                      (v)

                        LIMITED PARTNERSHIP AGREEMENT OF
                           LYONDELL-CITGO REFINING LP
                              (THE "PARTNERSHIP")

 1.  DEFINITIONS

The definitions of the capitalized defined terms used in this Limited Partnership Agreement (the "Agreement"), including the Exhibits hereto other than Exhibit 1, and not elsewhere defined herein or therein, as well as cross-references to all capitalized defined terms, are set forth in Exhibit 1 to this Agreement.

 2.  ORGANIZATION MATTERS

     2.1. Name. The name of the limited partnership is "LYONDELL-CITGO Refining LP" (the "Partnership"). The Partnership Business may be conducted under such name or any other name or names deemed advisable by the Partnership Governance Committee. The General Partners will comply or cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

     2.2. Conversion to Partnership and Partners. The Partnership converted from LYONDELL-CITGO Refining Company Ltd., a limited liability company formed under the laws of the State of Texas (the "Company"), effective as of the date of this Agreement (the "Conversion Date"), pursuant to Articles of Conversion filed pursuant to the Texas Limited Liability Company Act, and a Certificate of Conversion and a Certificate of Limited Partnership, each filed pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Act"). In connection with such conversion, the Amended and Restated Regulations of the Company dated July 1, 1993 (the "Closing Date"), as amended (the "Regulations"), were superseded by this Agreement. On the Conversion Date, the limited liability company interests in the Company were converted into partnership interests in the Partnership held by (i) Lyondell Refining LP, LLC, a Delaware limited liability company ("Lyondell LP"), a Wholly Owned Subsidiary of Lyondell Chemical Company (formerly known as Lyondell Petrochemical Company), a Delaware corporation ("LParent"), (ii) CITGO Refining Investment Company, an Oklahoma corporation ("CITGO LP"), a Wholly Owned Subsidiary of CITGO Petroleum Corporation, a Delaware corporation ("CParent"), (iii) Lyondell Refining Company, a Delaware corporation ("Lyondell GP"), a Wholly Owned Subsidiary of LParent, and (iv) CITGO Gulf Coast Refining, Inc., a Delaware corporation ("CITGO GP"), a Wholly Owned Subsidiary of CParent.

Upon the Conversion Date, the percentage ownership of the Partnership was as follows:

                   Lyondell GP               10.10%
                   CITGO GP                   1.00%

                   Lyondell LP               48.65%
                   CITGO LP                  40.25%

Upon the Conversion Date, Lyondell GP's 10.10% interest consists of a 1.00% general partnership interest and a 9.10% limited partnership interest; provided, however, that for all other purposes under this Agreement, Lyondell GP shall be considered only a General Partner (as defined herein) and not a Limited Partner (as defined herein).

Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. Without the need for the consent of any other Person, upon the execution of this Agreement: (i) each of Lyondell GP and CITGO GP is hereby admitted to the Partnership as a general partner of the Partnership (together, the "General Partners"), and (ii) each of Lyondell LP and CITGO LP is hereby admitted to the Partnership as a limited partner of the Partnership (together, the "Limited Partners"). Subject to the restrictions set forth in this Agreement, the Partnership shall have the power to exercise all the powers and privileges granted by this Agreement and by the Act, together with any powers incidental thereto, so far as such powers and privileges are necessary, appropriate, convenient or incidental for the conduct, promotion or attainment of the purposes of the Partnership. As of the Conversion Date, the Regulations
(i) are superseded by this Agreement except to the extent of their ongoing relevance in governing matters relating to the Company and (ii) shall no longer have any force or effect except to the extent of their ongoing relevance in governing matters relating to the Company, provided, however, that all prior acts of Lyondell Refining Company, a Delaware corporation, and CITGO Refining Investment Company, an Oklahoma corporation, as members, or acts of or on behalf of the Company, under the Regulations shall remain in effect until modified or rescinded by Partnership Governance Committee Action.

     2.3. Purpose and Business. The business of the Partnership (the "Partnership Business") shall be as follows: (i) to own and operate the Refinery Business, (ii) to carry out any Capital Enhancement Projects, (iii) to purchase, sell, exchange and refine crude oil and other feedstocks, (iv) to market the products produced by the Partnership, (v) to engage in the refining business generally, and (vi) to do all things necessary or incidental in connection with the foregoing as are permitted under the Act, all such business being managed, subject to then existing contractual obligations, with the objectives of (a) operating the Refinery, as modified by any Capital Enhancement Projects, and any other refinery or refining business owned or operated by the Partnership so as to maximize long-term Partnership value as measured by cash flow and earnings and (b) achieving the highest levels of efficiency, productivity and profitability consistent with good safety and environmental practices and performance. The Partnership shall be strictly limited to the Partnership Business, and the Partnership Business shall not be extended by implication or otherwise, except by express written amendment to this Agreement or by Unanimous Partnership Governance Committee Action pursuant to Section 3.8.(A).

     2.4. Principal Office. The principal business office of the Partnership shall be at 12000 Lawndale, Houston, Texas 77017 or such other place as may be designated from time to time by the Partnership Governance Committee. The registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     2.5.   Term. The Partnership shall continue until dissolved as described in
Section 11.9.

     2.6. Filings. The General Partners shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates, notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership's status as a partnership for tax purposes or otherwise to comply with applicable law. Upon request of the General Partners, the Limited Partners shall execute all such certificates and other documents as may be necessary, in the sole judgment of the General Partners, in order for the General Partners to accomplish all such executions, swearings, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts. Each General Partner hereby agrees and covenants that it will execute any appropriate amendment to the Certificate of Limited Partnership of the Partnership pursuant to Section 17-204 of the Act to reflect any admission of a Substitute General Partner in accordance with this Agreement.

     2.7. Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints its Affiliated General Partner and any successor thereto permitted as provided herein, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Limited Partner, with full power and authority in the name, place and stead of such Limited Partner to execute, swear, acknowledge, deliver, file or record in public offices and publish: (i) all certificates and other instruments (including counterparts thereof) which such General Partner deems appropriate to reflect any amendment, change or modification of or supplement to this Agreement in accordance with and as permitted by the terms of this Agreement; (ii) all certificates and other instruments and all amendments thereto which such General Partner deems appropriate or necessary to form, qualify or continue the Partnership in any jurisdiction, to maintain the limited liability of such Limited Partner, to preserve the Partnership's status as a partnership for tax purposes or otherwise to comply with applicable law; and (iii) all conveyances and other instruments or documents which such General Partner deems appropriate or necessary to reflect the transfers or assignments of interests in, to or under this Agreement, including the Interests, the dissolution, liquidation and termination of the Partnership, and the distribution of assets of the Partnership in connection therewith, in accordance with and as permitted by the terms of this Agreement.

Each Limited Partner hereby agrees to execute and deliver to its Affiliated General Partner within five (5) Business Days after receipt of a written request therefor such other further statements of interest and holdings, designations, powers of attorney and other instruments as such General Partner deems necessary. The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the bankruptcy, dissolution or termination of such Limited Partner and shall extend to and be binding upon such Limited Partner's successors and permitted assigns. Each Limited Partner hereby (i) agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney; and
(ii) waives any and all defenses which may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken in accordance with such power of attorney.

 3.  MANAGEMENT.

     3.1.   Partnership Governance Committee.

          (A) To facilitate the management of the Partnership by the General Partners, the General Partners hereby establish a committee (the "Partnership Governance Committee") to manage and control the business, property and affairs of the Partnership, including the determination and implementation of the Partnership's strategic direction. Except to the extent expressly set forth in this Agreement, each General Partner agrees to exercise its authority to manage the affairs of the Partnership only through Partnership Governance Committee Action. Further, each General Partner agrees not to exercise, or purport or attempt to exercise, its authority (notwithstanding that each General Partner may have such authority pursuant to the Act) (i) to act for or incur, create or assume any obligation, liability or responsibility on behalf of the Partnership or any other General Partner, or (ii) to execute any documents on behalf of, or otherwise bind, or purport or attempt to bind, the Partnership, or (iii) to otherwise transact any business in the Partnership's name, in each case except pursuant to Partnership Governance Committee Action or except as provided in Section 5.7.

          (B) Except as expressly set forth in this Agreement, no Person or Persons other than (i) the General Partners, acting through the Partnership Governance Committee, and (ii) the officers of the Partnership appointed in accordance with this Agreement and acting as agents or employees, as applicable, of the Partnership in conformity with this Agreement and any applicable Partnership Governance Committee Action, shall be authorized (a) to exercise the powers of the Partnership, (b) to manage the business, property and affairs of the Partnership or (c) to contract for, or incur on behalf of, the Partnership any debts, liabilities or other obligations.

     3.2.   Partnership Governance Committee Composition.

          (A) The Partnership Governance Committee shall consist of six representatives (each a "Representative") and each General Partner shall designate three Representatives. All the Representatives of both

               General Partners shall together constitute the Partnership Governance Committee. Representatives shall not be employees of the Partnership or otherwise serve the Partnership in any capacity except that, as provided in Section 3.10., a Representative may also serve as a member of an Auxiliary Committee.

          (B) Each General Partner may designate one or more individuals (each an "Alternate") who (i) shall be authorized, in the event a Representative is absent from any meeting of the Partnership Governance Committee (and in the order of succession designated by the General Partner so designating the Alternates), to attend such meeting in the place of, and as substitute for, such Representative and (ii) shall be vested with all the powers to cast votes on behalf of such General Partner which the absent Representative could have exercised at such meeting. Alternates shall not be employees of the Partnership or otherwise serve the Partnership in any capacity except that, as provided in Section 3.10., an Alternate may also serve as a member of an Auxiliary Committee. The term "Representative," when used herein with reference to any Representative who is absent from a meeting of the Partnership Governance Committee, shall mean and refer to any Alternate attending such meeting in place of such absent Representative.

          (C) Each General Partner may, by written notice delivered to the other General Partner and the CEO, at any time or from time to time, remove or replace one or more of its Representatives or Auxiliary Committee members or change one or more of its Alternates. If a Representative, Auxiliary Committee member or Alternate dies, resigns, or becomes disabled or incapacitated, the General Partner that designated such Representative, Auxiliary Committee member or Alternate, as the case may be, shall promptly designate a replacement. Each Representative, each Auxiliary Committee member and each Alternate shall serve until replaced by the General Partner that designated such Representative, Auxiliary Committee member or Alternate, as the case may be. The Owners Committee Representatives, the Auxiliary Committee members and the Alternates representing Lyondell GP and CITGO LP, respectively (in their capacities as members of the Company), who are serving in such capacities in respect of the Company as of the Conversion Date will continue to hold such positions representing Lyondell GP and CITGO GP, respectively (in their capacities as General Partners), following the Conversion Date until removed or replaced in accordance with the terms of this Section 3.2.(C).

          (D) Copies of all written notices designating Representatives, Auxiliary Committee members and Alternates shall be delivered to the Secretary and shall be placed in the Partnership minute books, but the failure to deliver a copy of any such notice to the Secretary shall not affect the validity or effectiveness of such notice or the designation described therein.

          (E) Each Representative, in his capacity as such, shall be the agent of the General Partner that designated such Representative. Accordingly, (i) each Representative, as such, shall act (or refrain from acting) with respect to the business, property and affairs of the Partnership solely in accordance with the wishes of the General Partner that designated such Representative and
               (ii) no Representative, as such, shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Partnership, to any General Partner (other than the General Partner that designated such Representative), or to any Limited Partner; provided, however, that nothing in this Agreement is intended to or shall relieve or discharge any Representative or General Partner from liability to the Partnership or the Partners on account of any fraudulent or intentional misconduct of such Representative; and provided further, that each Representative shall not disclose any material information regarding the business of the Partnership and shall not use any such information, in either case, in any manner not related to the Partnership Business.

     3.3.   Partnership Governance Committee:  Duties, Powers and Authority.

          (A) Except as otherwise provided by this Agreement, the Partnership Governance Committee (on behalf of the General Partners) shall have (i) the full authority of the General Partners to exercise all of the powers of the Partnership and (ii) full control (on behalf of the General Partners) over the business, property and affairs of the Partnership.

          (B) The Partnership Governance Committee shall adopt policies and procedures, not inconsistent with this Agreement (including
               Section 3.8.) or the Act, governing financial controls and legal compliance, including delegations of authority (and limitations thereon) to the officers of the Partnership as described in
               Section 4. Such policies and procedures may be revised or revoked (in a manner consistent with this Agreement and the Act) from time to time as determined by the Partnership Governance Committee. Without limiting the generality of the foregoing, the General Partners intend that the Partnership's policies and procedures will address such matters as conflicts of interest, political contributions, illegal or unethical business practices, antitrust compliance, anti-boycott compliance, Foreign Corrupt Practices Act compliance, employee practices, agreements with employees relating to inventions, contractual obligations, purchasing and advertising. To the extent any authority is not delegated to officers of the Partnership in this Agreement or in accordance with Partnership Governance Committee Action, it shall remain with the Partnership Governance Committee.

     3.4.   Partnership Governance Committee:  Meetings.

          (A) Regular meetings of the Partnership Governance Committee shall be held at such times (no less frequently than quarterly) and at such places (within the States of Texas or Oklahoma or any other state designated by the Partnership Governance Committee) as shall from time to time be determined by the Partnership Governance Committee. The first regular meeting of the Partnership Governance Committee during each fiscal year of the Partnership shall be deemed to be the "Annual Meeting." No notice need be given with respect to any regular meeting of the Partnership Governance Committee; however, the Secretary following receipt of comments thereto from each General Partner shall deliver, by messenger or other hand delivery or by facsimile transmission (with proof of confirmation from the transmitting machine), an agenda for such meeting to each of the Representatives at least five (5) Business Days prior to such meeting. At any regular meeting of the Partnership Governance Committee at which a quorum is present, any and all business of the Partnership may be transacted.

          (B) Special meetings of the Partnership Governance Committee may be called by any Representative or the CEO by delivering, via messenger or other hand delivery or by facsimile transmission (with proof of confirmation from the transmitting machine), written notice to each of the other Representatives, or, in the case of a meeting called by the CEO, each of the Representatives, at least three (3) Business Days before such meeting. Each notice of a special meeting shall specify, to a reasonable degree, the business to be transacted at, or the purpose of, such meeting; provided, however, that additional business may be transacted at any special meeting as agreed by all the Representatives present at such meeting. Special meetings of the Partnership Governance Committee shall be held at such times and at such places within the State of Texas or Oklahoma as may be stated in the notice of such meeting or in a duly executed waiver of notice thereof. Any Representative may waive notice of any special meeting (whether before or after the time of such meeting) but only if the waiver is in writing. Attendance of any Representative at any special meeting shall constitute a waiver of notice of such meeting by such Representative, unless the Representative states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened.

          (C) One Representative shall serve as chair of each meeting (regular or special) of the Partnership Governance Committee. The right to designate the chair of meetings of the Partnership Governance Committee shall rotate between the respective General Partners every calendar year. The Representative who on the Conversion Date is serving as chair of the meetings shall continue to so serve until December 31, 1998, which is the next rotation date.

          (D) Following each meeting of the Partnership Governance Committee, the Secretary shall promptly draft and distribute minutes of such meeting to the Representatives for approval at the next meeting, and after such approval shall retain the minutes in the Partnership minute books.

          (E) Representatives may participate in or hold regular or special meetings of the Partnership Governance Committee by means of a telephone conference or any comparable device or technology by which all individuals participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

          (F) Any action required or permitted to be taken at a meeting of the Partnership Governance Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by at least two (2) Representatives (or their Alternates) of each General Partner, and such consent shall have the same force and effect as a duly conducted vote of the Partnership Governance Committee. A counterpart of each such consent to action shall be delivered to the Secretary for placement in the minute books of the Partnership, but the failure to deliver a counterpart of any such consent to action to the Secretary shall not affect the validity or effectiveness of such consent to action.

     3.5. Compensation of Representatives. Representatives shall not receive from the Partnership any compensation for their service or any reimbursement for attendance at meetings of the Partnership Governance Committee.

     3.6.   Partnership Governance Committee Action.

          (A) The Partnership Governance Committee shall act exclusively by means of Partnership Governance Committee Action. As used in this Agreement, "Partnership Governance Committee Action" means any action which the Partnership Governance Committee is authorized and empowered to take in accordance with this Agreement and the Act and which is taken by the Partnership Governance Committee either (i) by votes cast at a meeting of the Partnership Governance Committee duly called and held in accordance with this Agreement or (ii) by a formal written consent complying with the requirements of Section 3.4.(F). In no event shall the Partnership Governance Committee be authorized to act other than by Partnership Governance Committee Action, and any action or purported action by the Partnership Governance Committee (including any authorization, consent, approval, waiver, decision or vote) not constituting a Partnership Governance Committee Action shall be null and void and of no force and effect.

          (B) Each Partnership Governance Committee Action shall be binding on the Partnership.

     3.7.   Partnership Governance Committee:  Quorum and Voting.

          (A) The presence of one Representative (including any duly present Alternates) from each General Partner shall constitute a quorum of the Partnership Governance Committee for the transaction of business and the taking of any Partnership Governance Committee Action at any meeting, except that no quorum of the Partnership Governance Committee will be deemed to exist (i) with respect to any regular meeting of the Partnership Governance Committee unless an agenda for such meeting is delivered in accordance with Section 3.4.(A) or (ii) with respect to any special meeting of the Partnership Governance Committee unless a notice of such meeting is given or waived in accordance with Section 3.4.(B). No Partnership Governance Committee Action may be taken at any meeting at which a quorum is not present.

          (B) All actions of the Partnership Governance Committee shall be determined by vote of the Representatives. Collectively, the Representatives shall have 100 votes. The Representatives of a General Partner shall have, in the aggregate, such number of votes as is equal to the product of 100 and the sum of the Participation Percentages of such General Partner and its Affiliated Limited Partner. The Representatives of each General Partner present at the meeting shall together and by joint action cast all of the votes held by all of the Representatives of such General Partner.

     3.8. Partnership Governance Committee Actions for Which Unanimous Consent Necessary. Subject to Section 5.7., Section 11.4. and Section 11.11.(A), no Partnership Governance Committee Action will be deemed for any purpose to have been taken at any Partnership Governance Committee meeting unless and until 100 votes (constituting all the outstanding votes) are duly cast at such meeting in favor of such Partnership Governance Committee Action which would cause or permit the Partnership (or any Person acting in the name or on behalf of the Partnership), directly or indirectly, to take (or commit to take) any of the actions (each a "Unanimous Partnership Governance Committee Action") described below in this Section 3.8. (whether in a single transaction or series of related transactions):

          (A) to engage, participate or invest in any business outside the scope of the Partnership Business;

          (B) to make any acquisition or divestiture of any other entity or of any material line of business or business unit, or to merge or consolidate the Partnership with any other entity;

          (C) to amend or alter this Agreement or the Certificate of Limited Partnership;

          (D) to issue, redeem or acquire any Interests (or rights to acquire, or any securities convertible into, Interests) in the Partnership;

          (E) to borrow money or to engage in other financing activities, including the grant or use of credit and the pledge of any assets or the granting of a security interest in any asset;

          (F) to file a petition in bankruptcy or seeking any reorganization, liquidation or similar relief on behalf of the Partnership; or to consent to the filing of a petition in bankruptcy against the Partnership; or to consent to the appointment of a receiver, custodian, liquidator or trustee for the Partnership or for all or any substantial portion of its property;

          (G) to approve the entry into of, amendments to, or termination or modification of, any material permit, government approval or other right;

          (H) to approve any Capital Enhancement Project or any expenditures pursuant to a Capital Budget pursuant to Section 9.2.(B), or to increase the amount below which a capital expenditure would not require Partnership Governance Committee Action regarding an "authority for commitment" as contemplated by Section 9.5.(A);

          (I)  to make distributions other than those expressly provided for in
               Section 7.;

          (J) to enter into, amend, terminate or modify any product sales agreement or any raw materials purchase agreement pursuant to which the Partnership's commitments can reasonably be expected to exceed $50 million annually or that is for a term in excess of 18 months;

          (K) to enter into, amend, terminate or modify any agreement other than as described in Section 3.8.(J) pursuant to which the Partnership's commitments can reasonably be expected to exceed $25 million;

          (L) to commence or settle any litigation or arbitration proceeding by or on behalf of, or in the name or right of, the Partnership involving any claims or payments in excess of $1 million;

          (M) to make determinations with respect to the Partnership's commercial insurance program in accordance with Section 9.8.;

          (N) to designate or disband Auxiliary Committees and to establish the purposes thereof in all cases as described in Section 3.10.;

          (O) to delegate to any Auxiliary Committee powers or authority to take any action that would otherwise require unanimous approval by the Partnership Governance Committee, or to delegate to any officer powers or authority to take any action that would otherwise require approval by the Partnership Governance Committee;

          (P) to adopt or amend, as the Partnership Governance Committee, the policies and procedures referred to in Section 3.3.(B);

          (Q) to enter into, materially amend or terminate any employee benefit plan;

          (R) to fix the salary and other compensation of Executive Officers in accordance with Section 4.10.;

          (S) to consent to the loan of an employee to the Partnership by a Partner as provided in Section 4.13. or to consent to the hiring of employees of the Partnership by a General Partner (or a General Partner's Affiliate) as anticipated by Section 4.14.;

          (T) to make any determinations concerning indemnification of officers pursuant to Section 1.23.;

          (U) to adopt or effect any change in the Partnership's accounting policies or practices in regards to Maintenance Capital;

          (V) to approve, amend or supplement either annual budget referred to in Section 9.2., including any Financing Plan thereunder;

          (W)  to change at any time the Cash Balance Amount as provided for in
               Section 7.5;

          (X) to appoint the CEO or to designate an officer as an Executive Officer; or

          (Y) to change the Partnership's method of accounting for inventory as provided in Section 8.2.(C).

     3.9. Majority Approval. Except as otherwise expressly provided in this Agreement, the approval of Representatives representing a majority of the total 100 votes will be sufficient for the Partnership Governance Committee to take any Partnership Governance Committee Action.

     3.10.  Auxiliary Committees.

          (A) The Partnership Governance Committee shall, by Partnership Governance Committee Action, designate an (i) Operating Committee, (ii) a Finance and Control Committee and (iii) a Compensation Committee. Each such committee shall be a standing committee.

          (B) From time to time, the Partnership Governance Committee may, by resolution adopted by the Partnership Governance Committee, designate one or more additional committees or disband any committee.

          (C) Each committee designated by the Partnership Governance Committee pursuant to this Section 3.10. (each an "Auxiliary Committee") shall (i) operate under the auspices of the Partnership Governance Committee for the purpose of assisting the Partnership Governance Committee in managing (on behalf of the General Partners) the business and affairs of the Partnership and (ii) report to the Partnership Governance Committee.

          (D) Each Auxiliary Committee shall consist of two or more members and each General Partner shall have the right to appoint one member. The remaining members, if any, of each Auxiliary Committee shall be appointed by the Partnership Governance Committee.

          (E) Auxiliary Committee members may (but need not) be members of the Partnership Governance Committee or employees of the Partnership. No Auxiliary Committee member shall be compensated by the Partnership for service as a member of such Auxiliary Committee.

          (F) Each resolution adopted by the Partnership Governance Committee for the purpose of designating an Auxiliary Committee shall set forth (i) the size, name and rotation and designation of a chairman of such Auxiliary Committee and (ii) in such detail as the Partnership Governance Committee deems appropriate, the purposes, powers and authorities of such Auxiliary Committee; provided, however, that in no event shall any Auxiliary Committee have any powers or authority not permitted by this Agreement or the Act.

 4.  OFFICERS AND EMPLOYEES

     4.1. Partnership Officers. The officers of the Partnership shall consist of a President and Chief Executive Officer ("CEO"), one or more Vice Presidents, a Secretary and such other officers and assistant officers and agents as may be deemed necessary or desirable by the Partnership Governance Committee. Officers shall be elected or appointed pursuant to Partnership Governance Committee Action (subject to Section 3.8.(X)) and shall have such authority and shall perform such duties in the management of the Partnership as may be provided in this Agreement or as may be determined by resolution of the Partnership Governance Committee (consistent with Section 3.8.(O)). In its discretion, the Partnership Governance Committee may leave unfilled any office or offices, except those of CEO and Secretary. Two or more offices may be held by the same person. The officers of the Company on the Conversion Date shall remain in office until such officers are changed by Partnership Governance Committee Action.

     4.2. Selection; Term; Qualification. All officers shall be chosen by the Partnership Governance Committee annually at the Annual Meeting of the Partnership Governance Committee. Prior to each Annual Meeting the CEO shall present the Partnership Governance Committee with a list of nominees, but the Partnership Governance Committee shall not be bound to select officers solely from such list. The CEO and each other officer shall hold office until a successor has been chosen and qualified, or until the officer's death, resignation, or removal.

     4.3. Removal and Vacancies. Any officer or agent may be removed by Partnership Governance Committee Action, with or without cause, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby. Any vacancy in any office may be filled by the Partnership Governance Committee at any time. The CEO may, at any time, recommend to the Partnership Governance Committee the appointment or removal of any officer.

     4.4.   Duties.

          (A) Each officer or employee of the Partnership shall owe to the Partnership, but not to any Partner, all such duties (fiduciary or otherwise) as are imposed upon such an officer or employee of a Delaware corporation. Without limitation of the foregoing, each officer and employee in any dealings with a Partner shall have a duty to act in good faith and to deal fairly.

          (B) The policies and procedures of the Partnership adopted by the Partnership Governance Committee may set forth the powers and duties of the officers of the Partnership to the extent not set forth in or inconsistent with this Agreement. The officers of the Partnership shall have such powers and duties, except as modified by the Partnership Governance Committee, as generally pertain to their respective offices in the case of a Delaware corporation, as well as such powers and duties as from time to time may be conferred by the Partnership Governance Committee and by this Agreement. The CEO and the other officers and employees of the Partnership shall develop and implement management and other Partnership policies and procedures consistent with this Agreement and the general policies and procedures established by the Partnership Governance Committee. The duties of each officer shall include the obligation to notify the Partnership Governance Committee of any facts or circumstances of which such officer becomes aware that indicate a Partner or any of its Affiliates is or may be in breach of its obligations under this Agreement or under any of the Related Agreements.

          (C) Notwithstanding any other provision of this Agreement, no Partner, Representative, officer, employee or agent of the Partnership shall have the power or authority, without specific authorization from the Partnership Governance Committee, to undertake any of the following:

                   (i) to do any act which contravenes (or otherwise is
                    inconsistent with) this Agreement or which would make it impossible to carry on the Partnership Business;

                   (ii) to confess a judgment against the Partnership;

                   (iii)  to possess Partnership property other than in the
                    ordinary conduct of the Partnership Business; or

                   (iv) to take, or cause to be taken, any of the actions
                    described in Section 3.8.

     4.5. CEO. The CEO shall be the chief executive and chief operating officer of the Partnership, shall have general authority for direction of the business and affairs of the Partnership and general supervision over its several officers, subject, however, to the control of the Partnership Governance Committee and shall see that all orders and resolutions of the Partnership Governance Committee or, as applicable, any Auxiliary Committee(s) are carried into effect. The CEO shall be authorized to execute and deliver, in the name and on behalf of the Partnership, (i) contracts or other instruments authorized by Partnership Governance Committee Action and (ii) contracts or instruments in the usual and regular course of business, except in cases when the execution and delivery thereof shall be expressly delegated by the Partnership Governance Committee to some other officer or agent of the Partnership, and, in general, shall perform all duties incident to the office of CEO and such other duties as from time to time may be assigned to him or her by the Partnership Governance Committee (consistent with Section 3.8.(O)) or as are prescribed by this Agreement. Unless otherwise requested by a Representative, the CEO shall attend all meetings of the Partnership Governance Committee.

     4.6. Vice Presidents. The Vice Presidents shall perform such duties as may, from time to time, be assigned to them by the Partnership Governance Committee (consistent with Section 3.8.(O)). In addition, at the request of the CEO, or in the absence or disability of the CEO, the Vice Presidents, or any of them, in the order of their election or in any other order determined by the Partnership Governance Committee, temporarily shall perform all (or if limited through the scope of the delegation, some of) the duties of the CEO, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the CEO.

     4.7. Secretary. The Secretary shall keep the minutes of all meetings (and copies of written records of action taken without a meeting) of the Partnership Governance Committee and the Auxiliary Committees in minute books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of this Agreement. The Secretary shall be the custodian of the records. The Secretary shall have general charge of books and papers of the Partnership as the Partnership Governance Committee may direct and, in general, shall perform all duties and exercise all powers incident to the office of Secretary and such other duties and powers as the Partnership Governance Committee (consistent with Section 3.8.(O)) or the CEO from time to time may assign to or confer upon the Secretary.

     4.8. Assistant Officers. Any assistant officer appointed by the Partnership Governance Committee shall have power to perform, and shall perform, all duties incumbent upon the officer he or she is assisting, subject to the general direction of such officer, and shall perform such other duties as this Agreement may require or the Partnership Governance Committee (consistent with Section 3.8.(O)) may prescribe.

     4.9. Other Officers. The Partnership Governance Committee may appoint such other officers and delegate (consistent with Section 3.8.(O)) to them such duties as it sees fit.

     4.10. Salaries. The salaries or other compensation of the Executive Officers of the Partnership shall be fixed from time to time by the Partnership Governance Committee. Except for previously granted stock options, stock appreciation rights, deferred compensation and other similar arrangements, the benefits of which might be realized subsequent to the officer becoming an employee of the Partnership, no officer or employee (other than an employee of a Partner or an Affiliate of a Partner) of the Partnership shall receive any fees or compensation from any Partner or any Affiliate of any Partner. Further, all fees and compensation of the officers and employees of the Partnership with respect to their services as such officers and employees shall be payable solely by the Partnership and no Partner or its Affiliates shall pay (or offer to pay) any such fees or compensation to any officer or employee, except to the extent permitted by Section 4.13. in the case of loaned employees or that the Partnership shall have agreed with a Partner or one of its Affiliates pursuant to a separate agreement that a portion of the compensation of such officer or employee shall be paid by such Partner or Affiliate.

     4.11. Bonds of Officers. The Partnership Governance Committee may (but shall have no obligation to) secure the fidelity of any officer of the Partnership by bond or otherwise, on such terms and with such surety or sureties, conditions, penalties or securities as shall be deemed proper by the Partnership Governance Committee.

     4.12. Delegation. The Partnership Governance Committee may delegate temporarily the powers and duties of any officer of the Partnership, in case of absence or for any other reason, to any other officer of the Partnership, and may authorize the delegation by any officer of the Partnership of any of such officer's powers and duties to any other officer or employee of the Partnership, subject to the general supervision of such officer.

     4.13. Loaned Employees. If there is a vacancy in a job position above a certain grade (but below the level of the Executive Officers) in the Partnership (such grade to be established by the Partnership Governance Committee), either General Partner shall be entitled to nominate one of its (or its Affiliate's) own employees to fill such vacancy for a fixed period of up to three years, subject to renewal or extension by the CEO with the consent of each General Partner. The selection of a nominating General Partner's (or its Affiliate's) employee to fill a Partnership vacancy and all of the terms of such selection and the nominated employee's service shall be subject to the approval and control of the CEO; provided, however, that the selection and appointment of a nominating General Partner's (or its Affiliate's) employee to fill a vacancy shall be confirmed by Partnership Governance Committee Action. A nominating General Partner's (or its Affiliate's) employee who fills a Partnership vacancy shall in all respects perform as an employee of the Partnership and, as such, shall have the duties to the Partnership and the General Partners set forth or referred to in Section 4.4. (and each General Partner shall at all times cause all of its (or its Affiliate's) employees on loan to the Partnership to perform in a manner consistent with the requirements of Section 4.4.); provided, however, that such employees shall continue to participate in the compensation and benefit plans of the nominating General Partner or its Affiliate. Each General Partner shall at any one time have no more than 10 of its (or its Affiliate's) employees filling Partnership vacancies. The Partnership shall compensate the nominating General Partner (or its Affiliate) for the services of the employee in accordance with terms determined by the nominating General Partner and the CEO prior to the employee's commencing work for the Partnership.

     4.14. Employee Transfers. With the prior approval of the Partnership Governance Committee, which approval shall not be unreasonably withheld, either General Partner (or its Affiliates) shall be entitled to hire specific employees of the Partnership to fill vacancies with such General Partner or its Affiliate. With the prior approval of the relevant General Partner, which approval shall not be unreasonably withheld, the Partnership shall be entitled to hire specific employees of either General Partner (or its Affiliates) to fill vacancies with the Partnership. The granting of credit for past service with the prior employer for purposes of the hired employee's compensation and benefit plans shall be within the discretion of the General Partner who is hiring such employee, or in the case of the Partnership, shall be determined in accordance with an appropriate Partnership policy or procedure.

     4.15. General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the officers as set forth in this Agreement. No Person dealing with any officer with respect to any business or property of the Partnership shall be obligated to ascertain that the terms of this Agreement have been complied with. No Person dealing with the Partnership shall be required to investigate or inquire as to the authority of the officers of the Partnership to execute contracts, agreements, deeds, mortgages, security agreements, promissory notes or other instruments or documents with respect to any business or property of the Partnership or to take actions on behalf of the Partnership.

 5.  RIGHTS, DUTIES AND COVENANTS OF PARTNERS

     5.1. Delegation. The Partners acknowledge that the General Partners (acting through the Partnership Governance Committee) are permitted to delegate responsibility for day-to-day operations of the Partnership to officers and employees of the Partnership.

     5.2. General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the General Partners as set forth in this Agreement or as specifically authorized by Partnership Governance Committee Action. No Person dealing with either General Partner or such General Partner's agents or representatives with respect to any business or property of the Partnership shall be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of a General Partner or a General Partner's representatives. Nothing in this Section 5.2. shall be deemed to be a waiver or release of any General Partner's obligations to the other Partners as set forth elsewhere in this Agreement.

     5.3. Nature of Partner Obligations. Each Partner (directly or through its Affiliates) is a sophisticated party possessing extensive knowledge of and experience relating to, and is actively engaged in, significant businesses, in addition to the Refinery Business, has been represented by legal counsel, is capable of evaluating and has thoroughly considered the merits, risks and consequences of the provisions of this Section 5.3. and is agreeing to such provisions knowingly and advisedly. The liability of each of the General Partners (including any liability of its Affiliates or its and their respective officers, directors, agents and employees), either to the Partnership or to any other Partner, for any act or omission by such Partner in its capacity as a partner of the Partnership that is imposed by such Partner's status as a "general partner" or "limited partner" (as such terms are used in the Act) of a limited partnership is hereby eliminated, waived and limited to the fullest extent permitted by law. Nothing in this subsection shall relieve any Partner from liability for any breach of this Agreement and each General Partner shall at all times owe to the other General Partner a duty to act in good faith with respect to all matters involving the Partnership; provided, however, that the duty of a Nonconflicted General Partner in exercising the authority described in
Section 5.7. shall be as set forth in Section 5.7.(B).

     5.4.   Limited Partners.

          (A) No Limited Partner shall take part in the management or control of the Partnership Business, transact any business in the Partnership's name or have the power to sign documents for or otherwise to bind the Partnership.

          (B) Each Limited Partner shall have the rights with respect to the Partnership's books and records as set forth in Section 5.9.

     5.5. Partner Not Agent of Other Partners. Except as expressly provided in Section 2.7., Section 5.7., Section 10.5. or Section 11.1., nothing in this Agreement shall be deemed to constitute a Partner as an agent or legal representative of any other Partner.

     5.6. Transactions with the Partnership. Subject to any required approval of the Nonconflicted General Partner in accordance with Section 5.7., each Partner and its Affiliates shall be entitled without restriction to enter into contracts and transactions with the Partnership. Upon receipt of any required approval by the Nonconflicted General Partner Representatives, all contracts and transactions between the Partnership and a Partner or its Affiliates shall be deemed to be entered into on an arm's-length basis and to be subject to ordinary contract and commercial law.

     5.7.   Control of Certain Claims and Certain Transactions.

          (A) With respect to each Conflict Circumstance, the Nonconflicted General Partner (through its Representatives) shall have the sole and exclusive power and right for and on behalf, and at the sole expense, of the Partnership (i) to control (including the right from time to time, in its discretion, to make delegations to officers or employees of the Partnership as to) all decisions, elections, notifications, actions, exercises or nonexercises and waivers of all rights, privileges and remedies provided to, or possessed by, the Partnership with respect to a Conflict Circumstance and (ii) in the event of any potential, threatened or asserted claim, dispute or action with respect to such Conflict Circumstance, to retain and direct legal counsel and to control, assert, enforce, defend, litigate, mediate, arbitrate, settle, compromise or waive any and all such claims, disputes and actions. Accordingly, Partnership Governance Committee Action with respect to a Conflict Circumstance shall require only the approval of the Representatives of the Nonconflicted General Partner. As used herein, the term "Conflict Circumstance" shall mean any transaction, dealing or agreement between the Partnership, on the one hand, and a General Partner (the "Conflicted General Partner") or any of its Affiliates, on the other hand, including each of the Related Agreements to which the Partnership is a party and each transaction thereunder; provided, however, that a Conflict Circumstance shall cease to exist (i) upon the Conflicted General Partner ceasing to be a Partner or
               (ii) upon the third party with which the transaction, dealing or agreement exists, ceasing to be an Affiliate of a General Partner. As used herein the term "Nonconflicted General Partner" shall mean the General Partner that is not the Conflicted General Partner. Each General Partner shall, and shall cause its Affiliates to, take all such actions, execute all such documents and enter into all such agreements as may be necessary or appropriate to facilitate or further assure the accomplishment of this Section 5.7.

          (B) The Nonconflicted General Partner, in exercising its control, power and rights pursuant to this Section 5.7., shall act in good faith and in a manner it reasonably believes to be in the best interests of the Partnership. The Conflicted General Partner (or its Affiliate) that is the other party to such negotiation, contract, transaction, claim, dispute or action shall have the right to deal with the Partnership and with the Nonconflicted General Partner on an arm's-length basis and in its own best interests, but in any event in good faith.

          (C) This Section 5.7. shall not apply to: (i) any sale by the Partnership of a product or service that the Partnership also sells to unrelated third parties; provided, however, that any agreement for such sales by the Partnership to a Partner or one of its Affiliates shall, to the extent not previously performed, be terminable without penalty upon not more than sixty (60) days notice and such sales shall be at market-based prices that are not less than the prices the Partnership charges third parties for such products or services; or (ii) any purchase by the Partnership of a product or service that the Partnership also purchases from unrelated third parties; provided, however, that any agreement for such purchases by the Partnership from a Partner or one of its Affiliates shall, to the extent not previously performed, be terminable without penalty upon not more than sixty (60) days notice and such purchases shall be at market-based prices that are not more than the prices the Partnership pays third parties for such products or services.

     5.8. Partnership Interest. All assets contributed to or acquired by the Partnership shall be owned by the Partnership. Each Partner shall have a right only to its "partnership interest" (as such term is used in the Act) in the Partnership (an "Interest"), and to the maximum extent permitted by applicable law each Partner waives any right to partition of the Partnership's assets and agrees that it will not seek or be entitled to partition any such assets, whether by way of physical partition, judicial sale or otherwise, prior to the termination of the Partnership.

     5.9.   Access to and Copies of Records and Documents.

          (A) Except as otherwise required by law, any Partner may examine and copy, in person or by representative, at any reasonable time, all records and other information of the Partnership.

          (B) Upon request by any Partner, the Partnership shall provide without charge true copies of the Certificate of Limited Partnership, this Agreement, all amendments or restatements thereto, and copies of all federal, state, and local information or income tax returns for each of the Partnership's six most recent tax years.

     5.10. Partner Covenants. Except to the extent it takes action pursuant to its rights as a Nondefaulting Partner under Section 11., each Partner covenants and agrees with the Partnership and with each other Partner as follows:

          (A) It shall not exercise, or purport or attempt to exercise, its authority (i) to withdraw, retire, resign, or assert that it has been expelled from the Partnership, or (ii) to dissolve or enter into any proceeding seeking any dissolution of such Partner, or
               (iii) to make any application for judicial dissolution of the Partnership;

          (B) It shall not do any act that would make it impossible or impracticable to carry on the Partnership Business;

          (C) It shall not, directly or indirectly through any entity, conduct or engage in any business other than the holding of its Interest and the doing of things necessary or incidental in connection therewith, the exercise of its authority as a Partner, the exercise of its authority pursuant to Section 5.7., and the performance and enforcement of its obligations and rights pursuant to this Agreement; and

          (D) It shall not act or purport or attempt to act in a manner inconsistent with any Partnership Governance Committee Action or in a manner contrary to the agreements of the Partners set forth in this Agreement.

     5.11.  Indemnification.

          (A) (1) Indemnification by Partnership. The Partnership shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Partner, its Affiliates and their respective officers, directors and employees from, against and in respect of any losses, claims, damages, costs and expenses (including costs of investigation, defense and attorneys' fees) and liabilities arising out of or in connection with the business or affairs of the Partnership (collectively, "Indemnified Losses"), except to the extent that it is finally judicially determined that such Indemnified Losses arose out of or were related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting (a) bad faith, fraud, violation of law or intentional misconduct or
                    (b) a breach of this Agreement. The Partnership shall periodically reimburse any Person entitled to indemnity under this Section 5.11.(A)(1) for its legal and other expenses incurred in connection with defending any claim (other than a claim by the Partnership or a Partner) with respect to such Indemnified Losses if such Person shall agree to reimburse promptly the Partnership for such amounts if it is finally judicially determined that such Person was not entitled to indemnity hereunder.

               (2) Partner's Right of Contribution. Each Affiliated Partner Group hereby agrees to indemnify, defend and hold harmless the other Affiliated Partner Group and their respective officers, directors and employees from and against the indemnifying Affiliated Partner Group's Participation Percentage of any Indemnified Losses (calculated at the time any such Indemnified Loss was incurred), except to the extent that it is finally judicially determined that such Indemnified Losses arose out of or were related to actions or omissions of the indemnified Affiliated Partner Group or any of their respective officers, directors or employees (acting in their capacity as such) constituting (a) bad faith, fraud, violation of law or intentional misconduct or
                    (b) a breach of this Agreement; provided, however, that such indemnified Affiliated Partner Group, and their respective officers, directors and employees shall not be entitled to indemnity under this Section 5.11.(A)(2) unless (i) the indemnified Affiliated Partner Group shall make a written demand for indemnification from the Partnership in accordance with Section 5.11.(D) and the Partnership shall fail to satisfy such demand in a manner reasonably satisfactory to the indemnified Affiliated Partner Group within sixty (60) days of such notice or (ii) the Partnership is Insolvent or otherwise unable to satisfy its obligations.

          (B) Indemnification by Partners. Each Partner hereby indemnifies and shall hold harmless the Partnership and the other Partners, their Affiliates and each director, officer and employee of such other Partners, its Affiliates and the Partnership without duplication from and against any and all Indemnified Losses arising out of any act of, or any purported assumption of any obligation or responsibility by, such indemnifying Partner or its Affiliates, or any of the directors, officers or employees of such indemnifying Partner or its Affiliates, in violation of this Agreement.

          (C) Indemnification Under Related Agreements. Notwithstanding any other provision of this Agreement, no Partner or its Affiliates or their respective officers, directors or employees shall be entitled to indemnification under this Section 5.11. in respect of any breach by such Partner or its Affiliates of the Related Agreements or in respect of any matter for which such Partner or its Affiliates is required to indemnify the Partnership under the applicable terms of any of the Related Agreements.

          (D) Procedures. Promptly after receipt by a person entitled to indemnification under Section 5.11.(A) or Section 5.11.(B) (an "Indemnified Party") of notice of any pending or threatened claim against it (an "Action"), such Indemnified Party shall give notice to the party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof, but the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Action that is subject to indemnification under Section 5.11.(A) or Section 5.11.(B) shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of any such Action that is subject to indemnification under Section 5.11.(A) or Section 5.11.(B), the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest;
               (ii) the actual or potential defendants in, or targets of, any such Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnified Party's behalf); (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such Action; or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of such Action, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless (I) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). The indemnities contained in this Section 5.11. shall survive the termination and liquidation of the Partnership.

 6.1.  CAPITAL CONTRIBUTIONS AND PARTICIPATION PERCENTAGE

     6.1. Prior Capital Contributions. Upon formation of the Company, LParent on behalf of Lyondell GP and CParent on behalf of CITGO LP, contributed certain Assets to and the Company assumed certain liabilities and obligations, as provided for in the Regulations and the Contribution Agreement. From time to time prior to the Conversion Date, Lyondell GP and CITGO LP, as the two members of the Company, made Capital Contributions and loans to the Company as provided for in the Regulations. Capital Contributions and proceeds of loans made prior to the Conversion Date that were of a specific character or designated for a specific purpose shall retain such character or designation and be subject to the restrictions applicable thereto set forth in the Regulations.

     6.2. Capital Contributions. Except as expressly provided in this Section 6., Section 7.1(D) or as determined by the Partnership Governance Committee, the Partners (i) shall have no obligation to contribute any capital to the Partnership for any purpose and (ii) shall not be entitled to contribute any capital to the Partnership.

     6.3. Partner Loans. A Partner or its Affiliates may loan funds to the Partnership on such terms and conditions as may be approved by the Partnership Governance Committee pursuant to Section 3.8.(E), and, subject to other applicable law, have the same rights and obligations with respect thereto as a Person who is neither a Partner nor an Affiliate of a Partner. The existence of such a relationship and acting in such a capacity will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of a Limited Partner. If a Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its status as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership, or
(iii) any duty it may have to any other Partner or the Partnership.

     6.4.   Participation Percentages.

          (A)  Capital Contributions and Participation Percentages.

               (1) As of and following the Conversion Date, the Partners' respective Capital Contributions shall be equal to the respective amounts set forth in Exhibit 6.4 hereto plus any adjustments thereto made following the Conversion Date in accordance with the terms of this Section 6.4.

               (2) Each Partner's respective Capital Contributions shall be adjusted to reflect the Distributions (as hereinafter defined), if any, from any financing by the Partnership from the Conversion Date until the Option Date (the "Refinancing"). As used herein, the term "Distributions" shall mean the net proceeds of the Refinancing after the Partnership (i) repays any existing indebtedness of the Partnership (including any and all indebtedness owed to the Partners) which the Partners have agreed to repay but excluding any repayment of the Partnership's revolving credit facility which may be refinanced subsequent to the Refinancing and (ii) withholds any amount of such Refinancing proceeds which the Partnership Governance Committee determines should be maintained by the Partnership.

               (3) The Participation Percentage for each Partner shall equal the sum of the Capital Contributions of such Partner divided by the sum of the Capital Contributions of all Partners.

               (4) For the Calendar Quarter in which the Conversion occurs, the Participation Percentages through the end of that Calendar Quarter shall be as set forth on Exhibit 6.4. For each Calendar Quarter following such Calendar Quarter, the Participation Percentages of the Partners shall be calculated and in effect as of the first day of the Calendar Quarter based on all events which occurred or are deemed to have occurred through the close of business on the last day of the preceding Calendar Quarter. Except as otherwise provided, the Participation Percentages in effect as of the first day of the Calendar Quarter shall be operative for the entire Calendar Quarter and shall not be changed for any reason until the first day of the next succeeding Calendar Quarter.

          (B) From the Option Date, if any: (i) each of the CITGO Partners' Capital Contributions shall include the amount of the Option Date Payment and shall be adjusted by the CITGO Partners Option Date Amount; and (ii) each of the Lyondell Partners' Capital Contributions shall be adjusted by their respective amounts of the Lyondell Partners Option Date Amount.

     6.5. Capital Expenditure Funding. To the extent that the Partnership Governance Committee determines at any time after the Conversion Date that certain capital expenditures will be required and that funds are needed by the Partnership for such capital expenditures, the Partners shall fund the amount needed by the Partnership for such purposes. With respect to the funding required under this Section, the Partnership Governance Committee or the CEO shall inform the Partners as to the aggregate amount required to be funded, the intended use of the funds, and the due date or dates for each Partner's funding obligation. The amount required to be funded by each Partner on any given date shall equal the aggregate amount due on such date multiplied by the Partner's Participation Percentage on such date. The amounts to be funded by the Partners shall be funded with Capital Contributions, if such amounts are funded prorated in accordance with the Partners' Participation Percentage, or may be funded with loans (by unanimous consent of the Partnership Governance Committee). The amounts funded hereunder shall be used solely for the purposes set forth herein as determined by the Partnership Governance Committee.


     6.6. CITGO Partners' Option to Increase Their Collective Participation Percentage.

          (A) CITGO Partners may elect (and in the event of such election shall give the Partnership and Lyondell Partners written notice of CITGO Partners' election), as provided herein, to increase CITGO Partners' Participation Percentage to any Participation Percentage up to fifty percent (50%), in the aggregate (the "Intended Percentage"). The notice shall set forth (i) the Intended Percentage, (ii) CITGO Partners' tentative calculation of the amount it must contribute in order to achieve the Intended Percentage and (iii) the date on which CITGO Partners will make the Capital Contribution to achieve the Intended Percentage, which date ("Option Date") shall be the last date of a calendar quarter, subsequent to January 1, 2000 and not later than September 30, 2000 and must not be less than thirty (30) days following the date of the notice.

          (B) CITGO Partners shall be permitted to elect to increase their Participation Percentage only one time under the provisions of this Section 6.6.

          (C) On the Option Date, CITGO Partners shall contribute to the Partnership cash in an amount equal to 50% of the Option Date Payment and a promissory note equal to 50% of the Option Date Payment given to the Partnership in accordance with the terms of
               Section 6.6.(E). "Option Date Payment" shall mean the amount of a Capital Contribution by CITGO Partners such that on the day following the Option Date, and after giving effect to the CITGO Partners Option Date Amount and the Lyondell Partners Option Date Amount, CITGO Partners Participation Percentage would equal the Intended Percentage.

          (D) To the extent the exact amount of the Option Date Payment cannot be determined on the Option Date, CITGO Partners shall contribute on the Option Date an amount equal to CITGO Partners' good faith estimate of the amount of cash due hereunder. At least ten (10) Business Days prior to the Option Date, CITGO Partners shall furnish the Partnership and Lyondell Partners with a written determination of CITGO Partners' good faith estimate of the total amount due under Section 6.6.(C). Promptly after the Option Date, the Partnership Governance Committee shall determine such amounts as are necessary to be contributed by CITGO Partners under this
               Section 6.6. Within five (5) Business Days of the determination by the Partnership Governance Committee of the amount of cash required to be contributed by CITGO Partners under this Section 6.6., CITGO Partners shall contribute to the Partnership (i) the difference between such amount and the amount of cash contributed by CITGO Partners on the Option Date plus (ii) interest on the amount contributed under clause (i) at the Agreed Rate (subject to Section 12.11.) from the Option Date through the date CITGO Partners makes the contribution required herein. If the amount of cash contributed by CITGO Partners on the Option Date is greater than the amount required to have been contributed by CITGO Partners, then within five (5) Business Days of such determination the Partnership shall pay such excess to CITGO Partners with interest at the Agreed Rate (subject to Section 12.11.) from the Option Date through the date the Partnership makes the required payment. For purposes of determining Participation Percentages, only the final net amount of CITGO Partners' contribution under this Section 6.6. shall be taken into account and any interim contributions or distributions or interest payments shall be disregarded.

          (E) CITGO Partners shall deliver to the Partnership a promissory note equal to 50% of the Option Date Payment. The promissory note shall be delivered to the Partnership as soon as the exact amount of the Option Date Payment is determined pursuant to the procedures set forth in Section 6.6.(D). The promissory note shall be in the form set forth in Exhibit 6.6(E) to this Agreement. All scheduled payments of principal under the promissory note shall be used or deemed used by the Partnership for capital expenditures incurred by the Partnership subsequent to the Option Date and such payments shall be treated as having been used to acquire property in accordance with Section 7.7.(B)(2). The Partnership shall have the right to withhold from distributions payable to CITGO Partners any amounts then due under the promissory note and to apply such withheld amounts to the amounts payable by CITGO Partners to the Partnership under the promissory note.

          (F) The amount contributed by CITGO Partners under Section 6.6.(C) shall be applied, in order of priority, towards repayment of the Initial Construction Loan, the Additional Construction Loan and, to the extent funds are available, any loan from Lyondell Partners. Any such amounts used to repay Lyondell Partners Loans shall be applied in inverse order by reference to the date each such loan was extended, that is the first repayment shall be of the loans most recently made by Lyondell Partners. If no such loans are outstanding on the Option Date, the amount contributed by CITGO Partners under Section 6.6.(C) shall be used or deemed used by the Partnership for capital expenditures incurred by the Partnership subsequent to the Option Date and such payments shall be treated as having been used to acquire property in accordance with Section 7.7.(B)(2) and all depreciation, cost recovery, or amortization deductions associated with said capital expenditures shall be allocated to CITGO Partners in accordance with Section 7.7.(B)(2).

     6.7. Return of Capital Contributions. Except as otherwise expressly provided by this Agreement, no Partner shall be entitled to have all or any part of its Capital Contribution returned and no Partner shall be paid interest or any other return on any Capital Contribution or on the balance of its Capital Account, as that term is hereafter defined.

     6.8. Administration and Investment of Funds. The administration and investment of Partnership funds shall be in accordance with the procedures and guidelines as shall be adopted by the Partnership Governance Committee. The Partnership may delegate to a third party (which may be a Partner or an Affiliate of one of the Partners) the responsibility for administering and investing Partnership funds pursuant to such guidelines.

 7.  ALLOCATIONS AND DISTRIBUTIONS

     7.1. Capital Accounts. A separate capital account (each a "Capital Account") will be maintained for each Partner. Each Partner's Capital Account shall be credited and debited in accordance with the following provisions:

          (A) To each Partner's Capital Account there shall be credited such Partner's capital contributions (including the principal amount of any promissory note contributed by a CITGO Partner pursuant to Section

               6.6.(E) but excluding the payment of principal on such promissory note), such Partner's distributive share of Profits as determined under Section 7.6(A), and the amount of any Partnership liabilities secured by any Partnership properties distributed to such Partner such that the Partner is considered to assume or take subject to such liabilities under Section 752 of the Code;

          (B) To each Partner's Capital Account there shall be debited the amount of cash and the fair market value of any Partnership properties distributed to such Partner pursuant to any provision of this Agreement and such Partner's distributive share of Losses as determined under Section 7.6(A);

          (C) On the day following an Option Date Payment, if any, the Capital Accounts of the Partners shall be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the Asset Value on such date of (i) the Working Capital, (ii) the Assets and (iii) any capital assets acquired with funds contributed to the Partnership by a Partner so that the balances in such accounts are in the Proper Ratio on the date of such adjustment; provided, however, that for purposes of this Section 7.1.(C), the Asset Value of such assets shall be adjusted to the extent necessary to cause the balances in the Partners' Capital Accounts to be in the Proper Ratio;

          (D) Any payment made by LParent or the Lyondell Partners to the Partnership pursuant to LParent's obligations to the Partnership under the Contribution Agreement or any Related Agreement shall be considered a Capital Contribution; provided, however, the increase to Lyondell Partners' Capital Accounts as a result of any such Capital Contribution shall occur simultaneously with the corresponding reduction in Lyondell Partners' Capital Accounts due to the reduction in Asset Value of the Assets because of the receipt by the Partnership of any such payment. Subject to the provisions of Section 7.4.(B), to the extent any such payment is not expended by the Partnership to pay costs for which it is being indemnified by LParent or Lyondell Partners, such amount shall be deposited in the operating fund; and

          (E) Any adjustment of Capital Accounts under this Section 7.1. shall have no impact upon the determination of Participation Percentages.

     7.2. Income and Distribution Determinations; Restriction on Distributions and Advances. Profits and Losses shall be allocated as of the close of business on the last day of each Calendar Quarter. Distributions of Distributable Cash shall be made on a monthly basis and, regardless of the date a distribution is actually paid, distributions shall be treated as having been made on the last day of the calendar month immediately preceding the date of the distribution. Any other provisions of this Agreement to the contrary notwithstanding, however, the Partnership shall not make any distribution of Distributable Cash or any advances for so long as, under the terms of any agreement, contract or instrument evidencing, governing or securing any indebtedness for borrowed money (including loans or capital leases), an event of default exists (or would exist upon the making of such distribution or advance) and such agreement, contract or instrument prohibits the making of such distribution or advance during the continuance of such event of default.

     7.3.   Distributable Cash.

          (A) Following the end of each calendar month the amount of Distributable Cash for the immediately preceding calendar month shall be determined, and, subject to the provisions set forth herein, such Distributable Cash amount shall be distributed promptly to the Partners as provided in Section 7.4. Notwithstanding any other provision of this Agreement, the Partnership shall not be required to make any distribution if such distribution is prohibited by Section 17-607 of the Act.

          (B) The amount of the Partnership's Distributable Cash for any calendar month shall be the Partnership's net cash provided or used by operating activities for such month (determined in accordance with GAAP) less (i) cash used in financing activities for repayment of long term debt (including but not limited to bonds and Partner Loans) and (ii) any capitalized interest. If the resulting Distributable Cash for any calendar month is negative, no distribution of cash will be made to any Partner until after such amount is reserved from future positive amounts.

               A Partner's Distributable Cash for any calendar month shall be equal to the product of (i) the Partnership's Distributable Cash for such month and (ii) such Partner's Participation Percentage for the Calendar Quarter in which such month occurs.

          (C) To the extent that the Partnership does not have sufficient cash or remaining capacity under its working capital credit facility to make the distributions as provided in Section 7.4., then, except as otherwise expressly provided, distributions shall be made in proportion to the amounts distributable to each Partner. Any amount which is required to be distributed pursuant to
               Section 7.3.(A), but which is not distributed for any reason, including, without limitation, by reason of insufficient cash or by virtue of the last sentence of Section 7.2., shall constitute a debt owed by the Partnership to the Partner entitled to such distribution, which debt is to be paid, with interest at the Agreed Rate (subject to Section 12.11.), as quickly as possible, but in all events before any other distributions with respect to subsequent months are paid to the Partners.

     7.4.   Distributions.

          (A) Except as otherwise expressly provided in this Agreement, each Partner's Distributable Cash for each calendar month shall be distributed to such Partner. If, following the end of a Calendar Quarter, it is determined that the sum of the monthly distributions to a Partner attributable to the Calendar Quarter exceeds the Partner's Distributable Cash for the Calendar Quarter, such Partner shall promptly contribute the excess to the Partnership together with interest thereon at the Agreed Rate (subject to Section 12.11.). Additional distributions shall be made in such amounts as the Partnership Governance Committee shall determine; provided, however, that such distributions shall be made in proportion to the Partners' Participation Percentages for the Calendar Quarter in which the distribution is made.

          (B) After the earlier of the Option Date or the expiration of the period during which CITGO Partners may exercise its option to increase its Participation Percentage under Section 6.6., any cash attributable to a payment described in Section 7.1.(D) but which is not expended by the Partnership to pay costs for which it is being indemnified by LParent or Lyondell Partners, shall be distributed to the Partners in proportion to their Participation Percentages.

     7.5. Interim Loans. Distributions under this Section 7.5 may be made, as provided herein, to both Partners of an Affiliated Partner Group at any time. Each Affiliated Partner Group shall be entitled to receive distributions hereunder not more than once during each calendar quarter provided additional distributions can be made with the consent of the General Partner of the other Affiliated Partner Group, which consent shall be granted or withheld in the sole discretion of such other General Partner. Any time the Partnership's cash (excluding cash in the capital fund and any other cash held for a specific project) is greater than the Cash Balance Amount, by written notice to the Partnership both Partners of an Affiliated Partner Group shall be entitled to borrow from the Partnership and the Partnership shall promptly advance to such Partners, their respective Participation Percentages of the Partnership's cash in excess of the Cash Balance Amount. The "Cash Balance Amount" shall initially be $20 million, which amount may be changed from time to time by Unanimous Partnership Governance Committee Action. Any advance hereunder shall (subject to Section 12.11) bear interest at the same rate payable by the Partnership on its working capital facility or if the Partnership has no such facility then at the Agreed Rate. Any advance hereunder shall be repaid by withholding from all distributions otherwise payable to the Partner the amount of the advance plus interest thereon. Amounts withheld shall first be applied to interest and thereafter to principal. Each loan shall have a term of 90 days so that if the amount of the loan plus interest thereon is not repaid from distributions otherwise payable to the Partner within 90 days of the loan, then the Partner shall be required to repay the loan with other funds.

     7.6.   Internal Revenue Code Section 704(b) Book Allocations for Tax
Purposes.

          (A) General. For each Calendar Quarter or portion thereof, except as provided in this Section 7.6., each item comprising Profits or Losses shall be allocated to the Partners in proportion to their Participation Percentages.

          (B) Internal Revenue Code Section 704(b) Book Depreciation. For each Calendar Quarter or portion thereof, Depreciation shall be allocated to the Partners in proportion to their Participation Percentages.

          (C) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of Section 7., if there is a net decrease in "partnership minimum gain" (as defined in Treasury Regulation
               (S)1.704-2(b)(2)) during any Partnership taxable year, each Partner shall be specifically allocated, before any other allocation is made, items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in minimum gain (determined in accordance with Treasury Regulation (S)1.704-2(g)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Partners. This provision shall be applied so that it will constitute a "minimum gain chargeback" within the meaning of Treasury Regulation (S)1.704-2(f).

          (D) Partner Minimum Gain Chargeback. Notwithstanding any provision of Section 7. except Section 7.6.(C), if there is a net decrease in "partner nonrecourse debt minimum gain" (as defined in Treasury Regulation (S)1.704-2(i)(2)) during any Partnership taxable year, each Partner with a share of that partnership nonrecourse debt minimum gain (determined under Treasury Regulation (S)1.704-2(i)(5)) as of the beginning of the year shall be specifically allocated, before any other allocation is made, items of income and gain for such year (and if necessary, subsequent years) equal to that Partner's share of the net decrease in partner nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Partners. This provision shall be applied so that it will constitute a "chargeback of Partner nonrecourse debt minimum gain" as prescribed by Treasury Regulation (S)1.704-2(i)(4).

          (E) Distribution of Property to Partners. In the event that any property (other than cash) is distributed by the Partnership to a Partner, gain or loss will be allocated to the Partners as if there were a taxable disposition of such property on the date of distribution.

          (F) Indemnity Payment Expenditure. All deductions attributable to the expenditure of all amounts described in Section 7.1.(D) shall be allocated to Lyondell LP.

          (G)  Qualified Income Offset.  Notwithstanding any other provisions of
               Section 7.6. or 7.7., if a Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation (S)1.704-1(b)(2)(ii)(d)(4), (5) or (6) which would create a deficit balance in its Capital Account (and reduced by the amount described in Treasury Regulation (S)1.704-1(b)(2)(ii)(d) and the outstanding principal amount of any promissory note(s) contributed by the CITGO Partners to the Partnership pursuant to Section 6.6.(E) such Partner(s) will be allocated gross income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible. Allocations under this Section 7.6.(G) shall be comprised of a pro rata share of each item of Partnership income and gain for the period. This provision shall be applied so that it will constitute a "qualified income offset" within the meaning of Treasury Regulation (S)1.704-1(b)(2)(ii)(d).

          (H) Curative Allocations. If items of income, gain, loss or deduction are allocated under Section 7.6.(G), to the extent possible the allocation of any remaining items of income, gain, loss or deduction pursuant to Section 7.6. shall be allocated such that the net amount allocated to each Partner will be the same amount that would have been allocated if no items of income gain, loss or deduction had been allocated under Section 7.6.(G).

          (I) Gain or Loss in Liquidation. To the extent the Partners' Capital Account balances are not in the Proper Ratio, gain or loss on the sale or distribution of assets under Section 11.11. shall be allocated, to the maximum extent possible, so as to cause the Partners' Capital Account balances to be in the Proper Ratio.

     7.7.   Tax Allocations.

          (A) General. Except as otherwise provided in this Section 7.7., for income tax purposes, each item of income, gain, deduction, loss and credit shall be allocated among the Partners in the same manner as the corresponding items are otherwise allocated under
               Section 7.6.

          (B) 704(c) Depreciation Allocations. For income tax purposes, pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, depreciation, cost recovery and amortization deductions shall be allocated to the Partners as set forth in this Section 7.7.(B) in order to take into account any difference between (x) the Asset Value (as adjusted pursuant to the proviso in Section 7.1.(C)) of the assets on the date the assets are contributed to the Partnership or on any date on which the Capital Accounts are adjusted pursuant to Section 7.1.(C) and
               (y) the Partnership's adjusted tax basis in the assets on each such date. The foregoing allocation shall be implemented through the following provisions:

               (1) If a Partner contributes property to the Partnership, all depreciation, cost recovery or amortization deductions attributable to the property shall be allocated to the Partner contributing the property;

               (2) Subject to Section 7.7.(B)(6) below, if a Partner contributes cash (including the amounts described in Section 7.1.(D) and payments made with respect to the promissory note, if any, delivered under Section 6.6.(E)) which is used or deemed to be used to acquire property, all depreciation, cost recovery or amortization deductions attributable to the property acquired with the Partner's contribution shall be allocated to the Partner contributing the cash;

               (3) All depreciation, cost recovery or amortization deductions attributable to the expenditure of any funds paid by LParent or a Lyondell Partner to the Partnership pursuant to LParent's indemnity obligation to the Partnership under the Contribution Agreement or any Related Agreement shall be allocated to Lyondell Partner LP;

               (4) Subject to Section 7.7.(B)(5) and Section 7.7.(B)(6), all depreciation, cost recovery or amortization deductions attributable to property acquired with funds loaned to the Partnership by a third party shall be allocated to the Partners in accordance with their Participation Percentages;

               (5) Subject to Section 7.7.(B)(6), all depreciation, cost recovery or amortization deductions attributable to funds loaned to the Partnership by a Partner shall be allocated to the Partner loaning such funds; and

               (6) If a Partner contributes cash to the Partnership which is used to repay a debt of the Partnership, any remaining deductions for depreciation, cost recovery or amortization attributable to the property acquired with the borrowed funds shall be allocated to the Partner contributing the funds used to repay the debt. If the Partnership borrows funds from a third party which are used to repay a debt of the Partnership from a Partner, any remaining deductions from depreciation, cost recovery or amortization attributable to the property acquired with the funds so borrowed from a Partner shall be allocated to the Partners in accordance with their Participation Percentages.

          (C) 704(c) Gain or Loss Allocations. Solely for income tax purposes, gain or loss resulting from any sale, exchange or disposition of an asset shall be allocated among the Partners, in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take into account any difference between (i) the Asset Value (as adjusted pursuant to the proviso in Section 7.1.(C)) of such asset, adjusted to reflect Depreciation and (ii) the Partnership's adjusted tax basis in such asset.

          (D) Recapture. Solely for income tax purposes, in the event that a portion of the taxable gain recognized on the sale, exchange or other disposition of a Partnership asset is characterized as ordinary income under the recapture provisions of the Code, each Partner's distributive share of taxable gain from the sale of Partnership assets (to the extent possible) shall include a proportionate share of the recapture income equal to that Partner's share of prior depreciation deductions with respect to the assets that gave rise to the recapture income.

          (E) Imputed Interest Income. To the extent the Partnership recognizes imputed interest income in connection with any transaction involving a Partner, such interest income shall, for tax purposes, be allocated to the Partner who is a party to the transaction which generated the imputed interest income.

          (F) Production Expenditures. All "production expenditures", as defined for purposes of Section 263A of the Code, which result from any construction that is financed with funds contributed by a Partner, shall be allocated to the Partner which contributed such funds.

          (G) Payments. To the extent that the Partnership recognizes income or gain as a result of any payment (other than any interest payments) made by LParent or Lyondell LP to the Partnership pursuant to LParent's obligations to the Partnership under the Contribution Agreement or any Related Agreement, such income or gain shall be allocated to Lyondell LP.

     7.8. Transfers of Interest. Each item of income, gain, loss, deduction and credit allocable to any Interest transferred during a quarter shall be allocated between the transferor and transferee in proportion to the number of days during the quarter for which each was the owner of the Interest, without regard to the results of Partnership operations during the portions of the quarter the transferor and transferee owned the Interest. Distributions attributable to the ownership of a transferred Interest shall be paid to the Person who owned the Interest on the last day of the calendar month preceding the date of the distribution.

 8.  BOOKS OF ACCOUNT AND TAX MATTERS

     8.1. Books of Account. The Partnership will maintain at its principal office proper books of account on the accrual method of accounting in accordance with GAAP. The Partnership shall also maintain proper books of account necessary to enable the Partnership to file all required tax returns and reports and to make all determinations required under this Agreement. Financial statements and a list of commitments for expenditures will be delivered to the Partners monthly. The books of account shall be reviewed quarterly and audited annually and certified financial statements in accordance with GAAP will be delivered to each Partner. Further, the Partnership shall keep and maintain books and records at its principal office as required by applicable law.

     8.2.   Tax Treatment.

          (A) Amounts reimbursed pursuant to Section 6.6.(D) shall be treated as distributions described in Treasury Regulation 1.707-4(d).

          (B) The Partnership will be taxed as a partnership and no Partner will elect to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or any similar provision of any applicable state law.

          (C) The Partnership will use the LIFO method of accounting for inventory unless the Partnership Governance Committee unanimously decides to use an alternative method.

          (D) The Partnership will file an election under Section 754 of the Code to cause the tax basis of Partnership property to be adjusted for federal income tax purposes as provided in Sections 734, 743 and 754 of the Code.

     8.3.   Tax Returns.

          (A)  Lyondell GP shall be the Tax Matters Partner as defined in
               Section 6231(a)(7) of the Code ("TMP") for all taxable years of the Partnership through the earlier of the taxable year that includes the Option Date or the expiration of the period during which CITGO Partners may exercise its option to increase its Participation Percentage under Section 6.6. Thereafter, at any time during the first sixty (60) days of a taxable year, CITGO GP, by written notice to Lyondell GP, may elect to be the TMP for the current taxable year and the next two succeeding taxable years; provided, however, that CITGO GP shall serve as TMP at no cost to the Partnership. Thereafter, the Partnership Governance Committee shall select one of the General Partners to serve as TMP for a specified term. If the Partnership Governance Committee cannot agree as to which General Partner shall be the TMP, the General Partners shall alternate serving as TMP for a term of three taxable years each, beginning with the General Partner that has not served as TMP for the most recent taxable year; provided, however, that any General Partner serving as TMP shall serve at no cost to the Partnership. In the event of any change of TMP, the General Partner serving as TMP for a given taxable year shall (unless such General Partner ceases to be a General Partner) continue as TMP with respect to all matters concerning that year. The TMP shall use its best efforts to cause the Partnership to file all tax returns and reports by the due date thereof (after taking into account any extensions thereof). At least twelve (12) weeks prior to the filing of the Partnership's U.S.

               Partnership Return of Income, a draft of such return shall be circulated to the other Partners for their review. The TMP shall circulate to the other Partners a draft of any state income tax return promptly after it is available, and, in any event, at least four (4) weeks prior to the filing of any such return. Prior to the filing of any other federal, state or local tax return, the TMP shall cause a draft of such tax return to be circulated to the other Partners for their review promptly after it is available.

          (B) If a Partner objects to the tax treatment of an item on any income tax return, such Partner shall promptly inform the TMP of its objection and the grounds upon which the objection is based and shall in any event use its best efforts to inform the TMP of such objection and the grounds upon which such objection is based at least two (2) weeks (eight (8) weeks as to any U.S. Partnership Return of Income) prior to the date on which the tax return is required to be filed. However, if the TMP, after due consideration of a Partner's objection, is of the view that the tax treatment of the item in question on the return as originally submitted is reasonable, then the TMP shall cause the Partnership to file the return reporting the item in question in the manner originally submitted. A Partner may treat the item in question (but no other item) in a manner different from that reported on the return and file a statement of inconsistent treatment with its tax return. If any Partner files a statement of inconsistent treatment of a Partnership item, the Partner filing the statement shall use its best efforts to inform the Partnership at least two
               (2) weeks prior to filing the statement.

     8.4. Tax Controversies. The Partners shall comply with the responsibilities outlined in this Section 8.4. and in Sections 6222 through 6231 and 6050K of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Partner. The TMP shall not agree to any extension of the statute of limitations for making assessments of tax on behalf of any other Partner without first obtaining the written consent of such other Partner. The TMP shall not bind any other Partner to a settlement agreement in respect of taxes without obtaining the written consent of such other Partner. If a notice or assessment for any tax (Federal or State) is agreed to by the TMP, the TMP shall notify each other partner of such agreement within 30 days from the date such notice or assessment is agreed to. Any Partner who enters into a settlement agreement with the Secretary of the Treasury with respect to any "partnership items", as defined by Section 6231(a)(3) of the Code, shall notify each other Partner of such settlement agreement and its terms within ninety (90) days from the date of settlement. No Partner shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of partnership items for any partnership taxable year without first notifying each other Partner. If each of the other Partners agrees with a requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership. If any other Partner does not agree with the requested adjustment within thirty (30) days from such notice, or, if shorter, within the period required to timely file the request for administrative adjustment, then the requesting Partner may file a request for administrative adjustment on its own behalf. The TMP shall not, in its capacity as TMP, file a petition under Code Sections 6226, 6228 or any other Code Sections with respect to any Partnership item, or other tax matters involving the Partnership, without the consent of each Partner. A Partner intending to file a petition under Section 6226, 6228 or any other Code Sections with respect to any Partnership item, or other tax matters involving the Partnership, will notify each of the other Partners of that intention and the nature of the contemplated proceeding. If any Partner intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section 8.4., that Partner will notify the other Partners of that intended action. The provisions of this Section 8.4. will survive the termination of the Partnership and the transfer of any Partner's Interest and will remain binding on the Partners for a period of time necessary to resolve any and all matters regarding the federal and, if applicable, state income taxation of the Partnership. The Partnership shall retain its records with respect to each fiscal year until the expiration of ninety (90) days after the period within which additional federal or state income tax may be assessed for such year.

     8.5. Tax Rulings. No Person other than the TMP shall request an administrative ruling (or similar administrative procedures) from any taxing authority with respect to any tax issue relating to the Partnership or affecting the taxation of any other Partner. The TMP shall not request such a ruling (or similar procedure) without the consent of each General Partner.

 9.  ANNUAL BUDGETS, FIVE YEAR PLAN AND COMMERCIAL LOANS

     9.1. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     9.2. Annual Budgets. The Partnership will operate on the basis of the following annual budgets:

          (A) "Operating Budget," which shall be an estimate for a fiscal year of all of the Partnership's operating revenues and expenses, including expenses required to maintain, repair and restore to good and usable condition the Partnership's assets; and

          (B) "Capital Budget", which shall be an estimate for a fiscal year of the capital expenditures (i) necessary to maintain the Partnership's assets; (ii) necessary to achieve or maintain compliance with any Environmental Law; (iii) necessary to accomplish capital enhancement projects approved by the Partnership Governance Committee ("Capital Enhancement Projects"); and (iv) permitted, pursuant to Partnership Governance Committee Action, to be undertaken by the CEO in his or her discretion (the funding and overrun provisions with respect to such expenditures being set forth in such budget).

     9.3.   Approval of Budgets.

          (A) Each budget shall be approved by Partnership Governance Committee Action. Prior to November 15 of each fiscal year, the CEO shall prepare and submit to the Partnership Governance Committee for approval each of the budgets for the ensuing fiscal year (and, as appropriate, for subsequent periods), and on or before December 1, the Partnership Governance Committee shall by Partnership Governance Committee Action approve, with such modifications as it considers appropriate, each such budget.

          (B) If the Partnership Governance Committee does not approve the Operating Budget for the next fiscal year by December 1, pending approval of such budget by Partnership Governance Committee Action, the preceding fiscal year's Operating Budget shall, to the extent practicable, guide the operation of the Partnership. The failure to approve an Operating Budget shall in no way limit or restrain the authority of the Partnership or its officers to conduct operations.

          (C) The Partnership Governance Committee may, by Partnership Governance Committee Action, amend or supplement any previously approved budget at any time.

     9.4. Funding of Budgets. The Operating Budget and all operating expenses regardless of whether included in any such budget shall be funded from operating cash flows. The Capital Budget shall be funded in accordance with Section 6.5. and no other additional Capital Contributions by the Partners shall be required with respect thereto unless otherwise agreed by the Partnership Governance Committee.

     9.5.   Implementation of Budgets and Discretionary Expenditures by CEO.

          (A) After the Capital Budget has been approved, the Partnership will be authorized, without further action by the Partnership Governance Committee, to make any expenditures specifically identified within such budget; provided, however, that all internal control policies and procedures, including those regarding the required authority for certain expenditures, shall have been followed and that with respect to each capital expenditure above an amount established from time to time by Unanimous Partnership Governance Committee Action there shall have been a Partnership Governance Committee Action approval of the "authority for commitment."

          (B) In any emergency, the CEO or the CEO's designee shall be authorized to take such actions and to make such expenditures as may be reasonably necessary to react to the emergency, regardless of whether such expenditures have been included in an approved budget. As soon as practical after the commencement of an emergency, the CEO or such designee shall notify the Representatives of the response that has been made, or is committed or proposed to be made, with respect to the emergency.

     9.6. Five Year Plan. The CEO of the Partnership shall prepare and furnish annually to the Partnership Governance Committee a projected five year business plan.

     9.7.   Commercial Loans.

          (A) Other Loans. The Partnership Governance Committee may by Partnership Governance Committee Action, authorize the CEO to cause the Partnership to borrow funds from third party lenders. No Partner shall be required, and the Partnership Governance Committee shall not be authorized to require any Partner, to guarantee or to provide other credit or financial support for any loan.

          (B) Partner Loans. The Partnership Governance Committee may by unanimous Partnership Governance Committee Action, subject to
               Section 3.8., authorize the CEO to cause the Partnership to borrow money from a Partner.

     9.8. Insurance and Risk Management. The Company is either an additional named insured under LParent's insurance program or has its own policy of insurance under LParent's insurance program and as of the Conversion Date, LParent shall substitute the Partnership for the Company, making the Partnership an additional named insured, if applicable, under LParent's insurance program. As such coverages become subject to renewal or otherwise expire, the Partnership, by Partnership Governance Committee Action, shall approve any material change in the amount and scope of such coverages (including the extent to which the Partnership will continue to be included as an additional named insured under LParent's insurance program), or in the portion of the premium charges for such coverages allocable to the Partnership.

 10. TRANSFERS AND PLEDGES

     10.1. Prohibition of Transfer. Except pursuant to Section 11. or as described below in this Section 10., a Partner shall not, in any transaction or series of transactions, directly or indirectly, (i) sell, assign or otherwise in any manner dispose of all or any part of its Interest (such term, as used in this Section 10.1., including any Profits Interest), whether by act, deed, merger or otherwise (any of the foregoing, as referred to in this Section 10., a "transfer"), or (ii) mortgage, pledge or create a lien or security interest upon all or any part of its Interest; provided, however, that notwithstanding this
Section 10.1., a General Partner may transfer all or any portion of its Interest to its Affiliated Limited Partner and a Limited Partner may transfer all or any portion of its Interest to its Affiliated General Partner. Any attempt by a Partner to transfer all or a portion of its Interest in violation of this Agreement shall be void ab initio and shall not be effective to transfer such Interest or any portion thereof.

     10.2. Transfers Prior to the Option Date. No Partner shall transfer all or any part of its Interest or Profits Interest prior to the Option Date; provided, however, that in any event this restriction shall cease upon the expiration of the period during which the CITGO Partners may exercise their option to increase their Participation Percentages under Section 6.6.

     10.3.  Transfers After the Option Date.

          (A) After the earlier of the Option Date or the expiration of the period during which the CITGO Partners may exercise their option to increase their Participation Percentages under Section 6.6., an Affiliated Partner Group (the "transferring Partners") may transfer all (but not less than all) of its Profits Interests; provided, however, that it complies with all of the provisions of Sections 10.3.(C), 10.3.(D), 10.3.(E) and 10.3.(F).

          (B) After the earlier of the Option Date or the expiration of the period during which the CITGO Partners may exercise their option to increase their Participation Percentages under Section 6.6., any Affiliated Partner Group may transfer all (but not less than all) of its Interests, collectively, but only if: (i) it obtains the prior written consent of the other Affiliated Partner Group (the "nontransferring Partners"), which consent may be withheld in the sole discretion of such other Affiliated Partner Group;
               (ii) it complies with the provisions of Sections 10.3.(C), 10.3.(D), 10.3.(E) and 10.3.(F); and (iii) the purchaser or transferee of such Interests executes a written agreement to be bound by this Agreement (including the encumbrance of such Interest pursuant to this Agreement including Section 11.1.), to assume and satisfy all the liabilities and pay and perform all the obligations and duties of the transferring Partners and, subject to the consent of the nontransferring Partners as provided in Section 10.4., to become substituted Partners in place of the transferring Partners.

          (C) Any Affiliated Partner Group desiring to transfer its Interest (such term, as used in Sections 10.3.(C), 10.3.(D), 10.3.(E) and 10.3.(F), meaning either its Interest or its Profits Interest, as applicable) shall deliver a written notice to the other Affiliated Partner Group, which notice shall specify the Interests desired to be transferred and shall constitute an offer to sell all (but not less than all) of the transferring Partners' Interests (the "Purchase Offer"). The Purchase Offer shall specify the price (which shall be cash payable in same-day funds in Houston, Texas) and other terms (e.g., provisions for the elimination of loans to or from the Partners, the release of any guarantees, the procedure for closing the books on the effective date of the sale and the treatment of Partnership distributions payable to the transferring Partners) upon which the transferring Partners are willing to sell all (but not less than all) of their Interests to the nontransferring Partners. The nontransferring Partners shall have sixty (60) days from the date of receipt of the Purchase Offer within which to accept the Purchase Offer and shall have the right to assign their rights with respect to the

               Purchase Offer in whole or in part to an Affiliate or to any other person or entity. If the nontransferring Partners or their assignee accept the Purchase Offer, the closing shall take place within sixty (60) days of such acceptance.

          (D) If the nontransferring Partners do not accept a Purchase Offer pursuant to Section 10.3.(C), the transferring Partners shall, as provided herein, have one hundred eighty (180) days after expiration of the first 60-day period described in Section 10.3.(C) (or after the earlier express written rejection of the Purchase Offer by the nontransferring Partners) within which, subject to the provisions of this Section 10.3.(D), Section 10.1., Section 10.3.(B) and Section 10.4., the transferring Partners may attempt to sell all of their Interests, subject to
               Section 10.3.(F), to a single (and only a single) third party at a price and on terms and conditions that are identical to (or more favorable in all respects to the transferring Partners than) the cash price, terms and conditions contained in the Purchase Offer. If during this 180-day period, the transferring Partners identify a proposed purchaser (i) that is a single entity that is organized under the laws of the United States, (ii) that is not insolvent prior to or immediately upon consummation of the proposed transfer, and (iii) that makes a bona fide offer (not subject to due diligence, financing or any other similar contingencies) to purchase the transferring Partners' Interests at a cash price and on terms and conditions that are identical to (or more favorable in all respects to the transferring Partners than) the cash price, terms and conditions contained in the Purchase Offer, the transferring Partners shall notify the nontransferring Partners of the identity of the proposed purchaser and the terms of the proposed sale (the "Second Notice"). The nontransferring Partners or their assignee then shall have thirty (30) days from the Second Notice within which to elect to purchase the transferring Partner's Interests at the cash price and on the terms and conditions contained in the Second Notice. If the nontransferring Partners elect to make the purchase, the closing shall take place within sixty (60) days of its election to purchase.

          (E) If the nontransferring Partners or their assignee do not elect to purchase the transferring Partners' Interest after receiving the Second Notice, then subject to Section 10.1., Section 10.3.(B) and Section 10.4. the transferring Partners may then sell such Interest to the third party at the cash price and on the terms and conditions specified in the Second Notice; provided, however, that if the transferring Partners do not dispose of their Interest at the cash price and on the terms and conditions specified in the Second Notice, and in all events within sixty
               (60) days after expiration of the 30-day period described in the penultimate sentence of Section 10.3.(D) (or after the earlier express written rejection by the nontransferring Partners after receiving the Second Notice), the transferring Partners' Interest shall not be transferred and shall again be subject to the restrictions contained in Section 10.3.

          (F) Inclusion of General or Limited Partner Interest. No Limited Partner may transfer its Interest to any Person unless the Interest of its Affiliated General Partner is simultaneously transferred to such Person or a Wholly Owned Subsidiary of such Person. No General Partner may transfer its Interest to any Person unless the Interest of its Affiliated Limited Partner is simultaneously transferred to such Person or a Wholly Owned Subsidiary of such Person.

     10.4. Transferees. The purchaser or transferee of a Partner's Interest pursuant to Section 10.3. or Section 10.5. shall not become a Partner without the consent of the nontransferring Partners as provided for in clause (i) of
Section 10.3.(B) A transferee who acquires an Interest pursuant to Section 10.3. or Section 10.5. but who does not receive such consent shall be entitled only to allocations of income and loss and distributions with respect to such Interest in accordance with this Agreement and shall not be or become entitled to exercise the rights or powers of a Partner. However, the nontransferring Partners may, in the exercise of their sole discretion, at any time thereafter consent to such purchaser or transferee becoming a Partner or withhold such consent. A purchaser or transferee as to whom the nontransferring Partners at any time grants such consent shall be deemed to become a substituted Partner in place of the transferring Partners when and as provided in such consent.

     10.5.  Pledge of Interest.

          (A) Except as contemplated by Section 10.5.(B) and Section 11.1., no Partner shall mortgage, pledge, encumber or create or suffer to exist any pledge, lien or encumbrance upon, or security interest in ("pledge"), all or any part of its Interest (such term, as used in this Section 10.5., including any Profits Interest). Any attempt by a Partner to pledge all or a portion of its Interest in violation of this Agreement shall be void ab initio and shall not be effective to pledge such Interest.

          (B) Any Affiliated Partner Group (the "pledging Partners") may pledge its Interest; provided, however, that (i) any such pledge, shall expressly be subject and fully subordinated, on terms reasonably acceptable to the other Affiliated Partner Group (the "nonpledging Partners"), to the encumbrance of the pledging Partners' Interests pursuant to this Agreement including Section
               11.1. and (ii) no such pledge shall give any right to the pledgee as a Partner (as such term is used in the Act) with respect to the Partnership or the nonpledging Partners or create any duty to the pledgee on the part of the Partnership or the nonpledging Partners other than the payment to the extent pledged of distributions from the Partnership under Section 7.

          (C) Prior to any pledge under Section 10.5.(B), (i) the pledging Partners shall submit to the nonpledging Partners all documentation relating to the proposed pledge for the approval of the nonpledging Partners and shall not effect such pledge without the prior written approval of the nonpledging Partners (such approval not to be unreasonably withheld);

               (ii) the proposed pledgee shall deliver a written agreement of such pledgee (which shall be binding upon any of its successors or assigns) to the Partnership and the nonpledging Partners, providing that (a) the right to foreclose upon the pledging Partners' Interests pursuant to the pledge shall be conditioned upon delivery to the nonpledging Partners of an opinion of counsel satisfactory to the nonpledging Partners that such foreclosure would not cause the Partnership to be treated as an association taxable as a corporation and that any "termination" of the Partnership within the meaning of Section 708 of the Code caused by such foreclosure would not create any adverse consequences for the nonpledging Partners and (b) the pledgee's right to receive any distributions that are pledged is subject to being reduced pursuant to the provisions of this Agreement; and
               (iii) the proposed pledgee and the pledging Partners shall deliver to the nonpledging Partners a written agreement, in form reasonably satisfactory to the nonpledging Partners, providing that (a) the pledgee shall notify the nonpledging Partners in writing at least one hundred twenty (120) days prior to initiation of foreclosure proceedings, (b) the nonpledging Partners shall have the right during such 120-day period to purchase the debt owed by the pledging Partners to the pledgee, together with all rights of the pledgee in, to and with respect to the pledged Partners' Interests, for an amount equal to the outstanding principal amount of such debt plus the interest due and payable on and any cost of collection associated with such debt, (c) immediately upon the purchase of the debt, together with all rights of the pledgee in, to and with respect to the pledged Partners' Interests, by the nonpledging Partners pursuant to clause (iii)(b) of this Section 10.5.(C), the pledgee shall
               (1) deliver to the nonpledging Partners a written acknowledgment that its debt has been satisfied in full and (2) take any action necessary to transfer to the nonpledging Partners possession of a perfected first priority security interest in the pledging Partners' Interest and (d) the pledging Partners appoint the nonpledging Partners as its attorney-in-fact authorized to take on the pledging Partners' behalf all actions required to effect any purchase of the pledgee's debt and any transfer of the pledging Partners' Interest pursuant to this clause (iii) of this
               Section 10.5.(C).

 11. REMEDIES AND DISSOLUTION

     11.1. Security for Performance. Each Affiliated Partner Group (the "Pledgor Group") shall and hereby does pledge and grant to the other Affiliated Partner Group (the "Pledgee Group") a first priority lien on and security interest in the Pledgor Group's Interests in the Partnership as security for the satisfaction of all the Pledgor Group's liabilities and the payment and performance of all the Pledgor Group's obligations and duties under this Agreement. At any time and from time to time, the Pledgor Group also will promptly execute and deliver all such further agreements, instruments and documents and take all such further action that may be necessary or desirable or that the Pledgee Group may reasonably request in order (i) to perfect and protect the lien and security interest created hereby, including the execution and filing of appropriate financing statements and directing the Partnership to register, on the Partnership's books and records, the pledge of the Pledgor Group's Interest to the Pledgee Group; (ii) to enable the Pledgee Group to exercise and enforce its rights and remedies under this Agreement in respect to the Pledgor Group's Interest; or (iii) otherwise to effect the purposes of this Section 11.1. The Pledgor Group hereby authorizes the Pledgee Group to file, without the signature of such Pledgor Group granting the security interest provided for herein, where permitted by applicable law, at any time the Pledgee Group acting as a secured party deems necessary or appropriate to protect its lien and security interest under this Agreement, one or more financing or continuation statements, and amendments thereto, relating to such lien and security interest. If the Pledgor Group fails to perform any agreement or obligation contained in this Section 11.1., the Pledgee Group may perform, or cause performance of, such agreement or obligation, and the expenses of the Pledgee Group so performing incurred in connection therewith shall be payable to the Pledgee Group, on demand, by the Pledgor Group that has failed to so perform. The Pledgee Group shall not, without the prior written consent of the Pledgor Group, sell, assign, transfer, mortgage, pledge or otherwise encumber any of its rights in the Pledgor Group's Interests as pledged to the Pledgee Group under this Section 11.1. except with regard to a failure by the Pledgor Group to satisfy the Pledgor Group's liabilities, and the payment and performance of all its obligations and duties under this Agreement.

     11.2.  Default.

          (A) Each of the following events shall, upon determination of the existence thereof as provided in Section 11.2.(B), constitute a "Default" and create the rights provided for in this Agreement in favor of the Nondefaulting Partners against the Defaulting
               Partners:

               (1) the failure by a Partner to make any contribution, including, without limitation, a Partner's failure to make when due any contribution for capital expenditures as determined by Partnership Governance Committee Action to be due form the Partners, or loan to the Partnership as required by this Agreement, which failure continues for at least three (3) Business Days from the date such contribution should have been received;

               (2) other than as described in item (1) above, a material breach or violation under this Agreement by a Partner, which breach or violation continues unremedied for at least ninety (90) days after the Nondefaulting Partners have given written notice of such breach or violation to the Defaulting Partners;

               (3) as to Lyondell Partners, a material breach or default by LParent under the terms of the Contribution Agreement, which breach or default continues unremedied or uncured for at least 90 days after the Partnership or the CITGO GP has given written notice of such breach or default to LParent;

               (4) as to CITGO Partners, a material breach or default by CParent under the terms of the Product Purchase Agreement, which breach or default continues unremedied or uncured for at least ninety (90) days after the Partnership or Lyondell GP has given written notice of such breach or default to CParent; or

               (5) the withdrawal, retirement, resignation or dissolution of a Partner; or the bankruptcy of a Partner or its Parent (including the filing against a Partner or its Parent of a petition in bankruptcy or seeking any reorganization, liquidation or similar relief, which petition shall remain undismissed or unstayed for an aggregate of ninety (90) days; the adjudication of a Partner or its Parent as Insolvent, or the institution by a Partner or its Parent of proceedings to be adjudicated as a voluntary bankrupt, or the consent by a Partner or its Parent to the filing of a bankruptcy proceeding against it, or the failure of a Partner or its Parent to contest a bankruptcy proceeding against it; or the appointment, or any consent by a Partner or its Parent to the appointment, of a receiver, custodian, liquidator or trustee for the Partner or its Parent or for all or any substantial portion of its property, which appointment remains undismissed or unstayed for a period of ninety (90) days).

          (B) The existence of a Default shall be determined either by written agreement among the Partners or by resort to an appropriate court. Once such Default has been determined to exist (including, as appropriate, exhausting all appeals), then the Defaulting Partners shall have thirty (30) days from the determination date to cure such Default; provided, however, that there shall not be a cure period for a Default described in Section 11.2.(A)(5) and that the cure period for a Default described in Section 11.2.(A)(1) shall be limited to three (3) Business Days.

          (C) The day upon which the Default is determined to exist (or if the Default is subject to a cure period and is not timely cured, then the day following the end of the applicable cure period) shall be the "Default Date." Without prejudice to a Partner's (or any of its Affiliates') rights to seek temporary or preliminary judicial relief, prior to any such Default Date all rights and obligations of the Partners under this Agreement shall remain in full force and effect.

          (D) With respect to any Default, the term "Damages" shall mean (in each case to the extent reasonably and necessarily incurred) any and all obligations (including all obligations to take an affirmative or curative act), liabilities, damages (including, damages arising out of any breach of any representation or warranty, damages related to investigations, proceedings, audits, the interruption of the Partnership's Business, restrictions upon the use of, or adverse impact on, the assets or the Partnership's Business, or the interruption, breach or termination of any Related Agreements, including any lost profits attributable thereto), fines, penalties, deficiencies, losses, judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements, liquidating, selling or offering for sale the Partnership Business and assets or winding up the Partnership Business, or other payments in respect of such payments) arising out of or incurred in connection with such Default, regardless of whether any of the foregoing are foreseeable, unforeseeable, matured or unmatured, existing or contingent as of the date of such Default. "Damages" also shall include, if and to the extent interest is not already included therein under applicable law or other provisions hereof and subject to Section 12.11., interest on amounts actually due until payment thereof is made at a rate per annum equal to the rate set forth in Section 12.10.(B).

     11.3. Remedies for Default. Provided that there shall be no duplication of remedies, without prejudice to the Nondefaulting Partners' right to foreclose upon the Defaulting Partners' Interest pursuant to the lien and security interest created in Section 11.1. or to pursue independently and at any time, including simultaneously, any other remedy it may have under law, including the right to seek to recover Damages, or equity, upon determination (either judicially or otherwise) of a Default and the related Damages, and the failure of the Defaulting Partners to cure such Default as provided in Section 11.2.(B), the Nondefaulting Partners in their sole discretion may elect to pursue the following remedies:

          (A) At any time prior to the expiration of sixty (60) days from the Default Date (or if later, from the judicial or other determination of the Default Date and the related Damages), the Nondefaulting Partners may elect to exercise their purchase right for the Defaulting Partners' Interest as described in Section
               11.5. and thereby cause the Partnership to dissolve under Section 11.9(D); provided, however, that within ten (10) days after the determination of the Fair Market Value, the Nondefaulting Partners may elect not to proceed with a purchase of the Defaulting Partners' Interest, in which case the Nondefaulting Partners shall have an additional thirty (30) days from its determination not to proceed to elect as an alternative remedy
               Section 11.3.(B) below; and

          (B) At any time prior to the expiration of sixty (60) days from the Default Date (or if later, from the judicial or other determination of the Default Date and the related Damages) (or if the Nondefaulting Partners initially elected to pursue its remedy under Section 11.3.(A) above, then at any time prior to the expiration of the 30-day extension period), the Nondefaulting Partners may elect to effect a liquidation of the Partnership under Section 11.6. and thereby cause the Partnership to dissolve under Section 11.9.(E).

     11.4. Consequences of Default. Notwithstanding any other provision of this Agreement, commencing on the Default Date and (i) prior to the Nondefaulting Partners' collection of Damages through the exercise of its legal remedies or otherwise, or (ii) while the Nondefaulting Partners are pursuing its remedies under Section 11.5. or Section 11.6., the Defaulting Partners' Representatives on the Partnership Governance Committee shall not have any voting rights and all matters requiring Partnership Governance Committee Action shall be determined solely by the Nondefaulting Partners' Representatives; provided, however, that the foregoing loss of voting rights shall not occur as a result of a Default caused solely by the insolvency, bankruptcy or similar proceedings of a Partner or a Parent described in the second through final clauses of Section 11.2.(A)(5); and provided further, that the foregoing loss of voting rights shall not apply to those voting rights contained in Sections 3.8.(A), 3.8.(B), 3.8.(C), 3.8.(D), 3.8.(F), and 3.8.(Y), which voting rights shall continue in full force and effect at all times.

     11.5.  Purchase of Defaulting Partners' Interest

          (A) The Nondefaulting Partners shall have the right to elect to purchase the Interest of the Defaulting Partners by delivering notice of such election in writing to the Partnership Governance Committee and the Defaulting Partners (the "Purchase Notice"). The purchase of such Interest shall be consummated prior to the expiration of thirty (30) days from the determination of the purchase price as provided herein.

          (B) The purchase price that the Nondefaulting Partners shall pay to the Defaulting Partners for the Defaulting Partners' Interest shall be an amount equal to (i) the amount that the Defaulting Partners would receive in a Liquidation (assuming that the sale under Section 11.11.(B)(1) is for an amount equal to the Fair Market Value) reduced by (ii) the Damages incurred by the Partnership.

          (C) "Fair Market Value" shall be the fair market value of all of the Partnership Business and assets (including tangible and intangible assets) as of the date of the Purchase Notice, without giving effect to the Damages, determined as follows:

               (1) The Defaulting Partners and the Nondefaulting Partners shall first attempt to agree on such value, which if agreed to shall be the Fair Market Value;

               (2) If the Partners are unable to agree within twenty (20) days of the Purchase Notice, then the Defaulting Partners, on the one hand, and the Nondefaulting Partners, on the other hand, shall (at their own cost) cause an independent, qualified appraiser to deliver a written appraisal of such value within fifty (50) days of the Purchase Notice. If the lower appraised value is greater than or equal to ninety percent (90%) of the higher appraised value, then the average of the two appraised values shall be the Fair Market Value; and

               (3) If the lower appraised value is less than ninety percent (90%) of the higher appraised value, then the Partners shall jointly appoint a mutually acceptable neutral person or entity (the "Neutral") not affiliated with either of the Partners within seventy (70) days of the Purchase Notice (and if the Partners have been unable to agree upon such appointment within sixty (60) days of the Purchase Notice, then such Neutral shall upon the application of either the Defaulting Partners or the Nondefaulting Partners be appointed within seventy (70) days of the Purchase Notice by the Center for Public Resources, or if such appointment is not so made then promptly thereafter by the American Arbitration Association in New York, New York, or if such appointment is not so made then promptly thereafter by the senior United States District Court judge sitting in the Borough of Manhattan, in New York, New York), and the Neutral shall within ninety (90) days of the Purchase Notice or, if later, within twenty (20) days of the appointment of the Neutral determine which of the two appraised values is closest to the fair market value of the Partnership's assets as determined by the Neutral, and that appraised value shall be the Fair Market Value.

     11.6. Liquidation. The Nondefaulting Partners shall have the right to elect to dissolve and liquidate the Partnership pursuant to the procedures in
Section 11.11. (such procedures constituting a "Liquidation"); provided, however, that any amount payable to the Defaulting Partners in such Liquidation pursuant to Section 11.11.(B)(7) shall be reduced by the Nondefaulting Partners' Participation Percentage of the Damages incurred by the Partnership. The Nondefaulting Partners shall deliver notice of such election to dissolve and liquidate in writing to the Partnership Governance Committee and the Defaulting Partners.

     11.7. Closing of Purchase Rights. In the event of the exercise of purchase rights pursuant to Section 11.5. (any such event a "Purchase"), the Purchase shall be consummated by appropriate and customary documentation (including customary representations and warranties) as soon as practicable and in any event within the applicable time period specified in Section 11.5 or
Section 11.8. The Partners entitled or obligated to Purchase shall have the right to transfer or assign, in whole or in part, its right or obligation to Purchase to an Affiliate or to a third party.

     11.8. Recision. In the event that the Partnership is rendered Insolvent by reason of a breach, default or failure of an agreement, covenant, indemnity, representation or warranty made by LParent in the Contribution Agreement (including the exhibits and schedules thereto) and such breach, default or failure has not been cured as provided in the Contribution Agreement (a "Recision Event"), then CITGO GP shall deliver a notice to Lyondell GP specifying in reasonable detail the particulars of such Recision Event (a "Recision Event Notice"). Within 60 days after the earlier to occur of agreement between the Partners or final judicial determination that a Recision Event has occurred, Lyondell Partners shall purchase CITGO Partners' Interest (a "Recision Purchase") for an amount of cash

(the "Recision Purchase Price") equal to the sum, without duplication, of the following amounts, each calculated or determined from the Closing Date to the date of purchase: (i) CITGO Partners' capital contributions made pursuant to
Section 6., plus (ii) all Profits allocated to CITGO Partners, minus (iii) all Losses allocated to CITGO Partners and minus (iv) the amount of all distributions actually made to CITGO Partners pursuant to Section 7.4. In the event of a Recision Purchase, CITGO Partners shall execute and deliver to Lyondell Partners such documents as Lyondell Partners shall reasonably require to evidence and effect the Recision Purchase against receipt by CITGO Partners of the Recision Purchase Price. The amount of any debt to CITGO Partners under
Section 7.3.(C) shall be deemed to be paid upon payment of the Recision Purchase Price.

     11.9. Dissolution. The Partnership shall be dissolved within the meaning of the Act upon the first to occur of the following:

          (A) the written determination of all General Partners to dissolve the Partnership;

          (B) the bankruptcy (including the matters referred to in Section 11.2.(A)(5) of the Partnership;

          (C) the withdrawal, retirement, resignation, dissolution or bankruptcy (including the matters referred to in Section 11.2.(A)(5)) of a Partner;

          (D)  the closing of a Purchase as the result of a Default;

          (E) the election of the Nondefaulting Partners to effect a dissolution of the Partnership under Section 11.6.; or

          (F) any other act or event which results in the dissolution of a limited partnership under the Act.

     11.10. Reconstitution of Partnership. If the Partnership dissolves pursuant to Section 11.9.(C) or Section 11.9(D) (even if other dissolution provisions also are invoked), it may be reconstituted and continued upon the written consent of all remaining Partners other than the former Partner that sold its Interest.

     11.11. Liquidation; Winding Up and Distributions upon Dissolution.

          (A) Upon a dissolution, absent a reconstitution and continuation of the Partnership under Section 11.10., the Partnership shall commence to wind up its affairs and the Partners shall file appropriate documents of dissolution and proceed to effect the Liquidation of the Partnership pursuant to the procedures set forth in this Section 11.11.; provided, however, that in the event of a dissolution resulting from an event described in
               Section 11.9.(D), sufficient time shall be allowed prior to any liquidation or winding up of the Partnership to give effect to the remedies provided by Section 11.5. and Section 11.6. Notwithstanding any other provision of this Agreement, during the period of the winding up, the Nondefaulting Partners (or the Partnership Governance Committee if the Partners have agreed to terminate the Partnership or there are otherwise not Nondefaulting Partners) shall make all decisions relating to the conduct of any business or operations, and the sale or disposition of the Partnership's assets.

          (B) Upon dissolution of the Partnership, the following shall occur unless the Partners agree otherwise:

               (1) The Partnership's assets shall be collected and sold to unaffiliated third parties in arm's-length transactions; provided, however, that any Partner or its Affiliates shall have the right to participate in any public sale or auction of the Partnership's property or any other reasonable competitive bid process (such as a private sale pursuant to a "data room" process conducted by an independent investment banking firm);

               (2) Gain or loss with respect to the Partnership's sale or distribution of assets shall be allocated to the Partners' Capital Accounts as provided in Section 7.6.;

               (3)  Any liabilities owed to third parties shall be paid in full;

               (4)  Appropriate reserves for contingencies shall be established;

               (5) Any outstanding loans that have been made to the Partnership by any Partner shall be repaid in full;

               (6) CITGO Partners' Capital Accounts shall be reduced by the amount of the outstanding principal of any promissory note contributed to the Partnership pursuant to Section 6.6.; and

               (7) Any remaining cash or non-cash assets that cannot be sold for cash shall be distributed to the Partners in accordance with their positive Capital Account balances.

          No Partner shall have any obligation to contribute capital to restore any negative balance in its Capital Account.

     11.12. Enforcement. Only a General Partner shall have the ability to enforce the provisions of this Section 11.

 12. MISCELLANEOUS

     12.1. Confidentiality and Use of Information. Each Partner will keep confidential all information regarding the business of the Partnership and will not use any such information in any manner not related to the business of the Partnership; provided, however, that the term "information" as used in this Section does not include any information that (i) is or becomes generally available to and known by the public or the petroleum refining industry (other than as a result of an unpermitted disclosure directly or indirectly by the Partnership or a Partner), (ii) is or becomes available to a Partner on a nonconfidential basis from a source other than the Partnership or a Partner; provided, however, that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy to, the Partnership or any other Partner, (iii) has already been or is hereafter independently acquired or developed by a Partner without violating any confidentiality agreement with or other obligation of secrecy to the Partnership or another Partner or (iv) is generated by the Partnership with the intention that it not be held as confidential.

     12.2. Auditors. Selection of the Partnership's auditors will be delegated to the Finance-Control Committee. The Partnership Governance Committee will have final authority to select, appoint and establish the terms of the engagement of the Partnership's auditors. The Partnership Governance Committee shall, in consultation with the Finance and Control Committee, establish the accounting policies for the Partnership, including the policy for determining whether an expenditure should be capitalized or expensed.

     12.3.  Indemnification of Officers.

          (A) The Partnership shall indemnify any person who was or is a named defendant or respondent or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal to such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (collectively, such actions, suits, proceedings, appeals, inquiries and investigations are referred to collectively as "Proceedings" and individually as "Proceeding") by reason of the fact that such person either is or was an officer of the Partnership, or, while an officer of the Partnership, is or was serving at the request of the Partnership as a director, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another domestic or foreign corporation, limited partnership, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with such Proceeding if it is determined that such person conducted himself in good faith, and if such conduct was in such person's official capacity as an officer of the Partnership, in a manner he reasonably believed to be in the best interests of the Partnership and, in all other cases, in a manner he reasonably believed was not opposed to the best interests of the Partnership, and, in the case of any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that if a person is found liable to the Partnership or is found liable on the basis that personal benefit was improperly received by him, the indemnification shall not be available. The Partnership may pay or reimburse expenses incurred by an officer in connection with such person's appearance as a witness or other participation in a Proceeding at a time when such person is not a named defendant or respondent in such Proceeding.

          (B) The determination to be made in the preceding subsection (A) shall be made (i) by the Partnership Governance Committee; or
               (ii) by special legal counsel selected by the Partnership Governance Committee. A determination as to the reasonableness of expenses (including court costs and attorneys' fees) shall be made in the same manner as the determination that indemnification is permissible.

          (C) Reasonable expenses incurred by an officer in connection with a Proceeding may be paid by the Partnership in advance of the final disposition of such Proceeding and without any of the determinations specified in the preceding subsection (B) upon receipt by the Partnership of a written affirmation by the officer of his good faith belief that he has met the standard of conduct necessary for indemnification under this Section 12.3. and a written undertaking by or on behalf of the officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Partnership as authorized in this Section 12.3., which undertaking shall be an unlimited general obligation of such officer and may be unsecured.

          (D) The right to indemnification conferred in this Section 12.3. shall be a contract right and shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any other law, agreement, Partnership Governance Committee Action, or otherwise, both as to action in their official capacities and as to action in another capacity while acting as an officer and shall continue as to a person who has ceased to be an officer and shall inure to the benefit of the heirs, executors and administrators of such person. Any indemnification of or advance of expenses to an officer in accordance with this Section
               12.3. shall be reported in writing to the Partnership Governance Committee.

          (E) The Partnership may purchase and maintain insurance on behalf of any person who is or was an officer or employee of the Partnership, or who is or was serving at the request of the Partnership as a manager, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited partnership, partnership, joint venture, sole proprietorship, trust, other enterprise, or employee benefit plan, against any liability asserted against or incurred by that person in such a capacity or arising out of his status as such a person, whether or not the Partnership would have the power to indemnify such person against such liability under this Section 12.3.

          (F) Except as indicated in the proviso in Section 12.3.(A), the Partnership intends that the indemnification provided hereunder shall indemnify its officers to the fullest extent possible under the Act; and if any indemnification which would otherwise be granted by this Section
               12.3. shall be disallowed by any competent court or administrative body as illegal, then any officer with respect to whom such adjudication was made, and any other officer, shall be indemnified to the fullest extent permitted under the Act.

     12.4. Waivers, Modifications and Amendments. All modifications or amendments of this Agreement or the Certificate of Limited Partnership shall require the approval of Representatives representing 100 percent of the total votes as provided in Section 3.8.(C).

     12.5. Further Assurances. From time to time, each Partner agrees to execute and deliver such additional documents, and will provide such additional information and assistance as the Partnership may reasonably require to carry out the terms of this Agreement and to accomplish the Partnership's Business.

     12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors of the Partners, but, except as expressly provided herein, no Limited Partner or its Affiliated General Partner may assign or delegate any of their rights or obligations under this Agreement without the prior written consent of the other Partners, which consent shall be in the sole and absolute discretion of such other Partners. Any purported assignment or delegation without such consent shall be void and ineffective.

     12.7. Benefits of Agreement Restricted to the Parties. This Agreement is made solely for the benefit of the Partnership and the Partners, and no other person or entity shall have any right, claim or cause of action under or by virtue of this Agreement.

     12.8. Expenses. Except as otherwise provided herein, each party hereto shall be responsible for its own expenses incurred in connection with this Agreement.

     12.9. Currency Conversions. All contributions, allocations, distributions and other payments shall be made, and all calculations performed and books and records kept, in United States currency, without any reference to foreign currency exchange rates or other conversion calculations.

     12.10. Payment Terms and Interest Calculations

          (A) If the payment due date for any payment hereunder (including Capital Contributions and Damages) falls on a Saturday or a bank or federal holiday, other than a Monday, the payment shall be due on the past preceding business day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following business day.

          (B) Interest shall accrue on any unpaid and outstanding amount from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full. Interest shall, subject to the provisions of Section 12.11., accrue at a per annum rate equal to the lesser of (i) 125 percent of the Agreed Rate, compounded quarterly, to the extent permitted by law or (ii) the Highest Lawful Rate.

          (C) A wire transfer or delivery of a check shall not operate to discharge any payment under this Agreement and shall be accepted subject to collection.

     12.11. Usury Savings Clause. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of any indebtedness arising under this Agreement whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement (the "Applicable Usury Laws"). Accordingly, if any payments made pursuant to this Agreement result in any person having paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this Section 12.11. shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Agreement shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to the payor by the recipient hereof; (iii) no person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of any interest payable under this Agreement shall be ipso facto reduced to the Highest Lawful Rate, as hereinafter defined, and the provisions of this Agreement immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to any person pursuant to this Agreement for the use, forbearance or detention of any indebtedness arising hereunder shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of any such indebtedness so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. As used herein, the term "Maximum Amount" means the maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by any person in connection with any indebtedness arising under this Agreement under all Applicable Usury Laws, and the term "Highest Lawful Rate" means the maximum rate of interest, if any, that may be charged to any person under all Applicable Usury Laws on any principal balance from time to time outstanding pursuant to this Agreement.

     12.12. Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile, (ii) delivered personally or (iii) mailed, first class mail, postage prepaid, return receipt requested, as follows:

            (a) if to CITGO LP, CITGO GP or its Representatives:

               CITGO Refining Investment Company
               P. O. Box 3758
               Tulsa, Oklahoma 74556
               Attention: Treasurer
               Telecopy:  918-495-4511

               with a copy to:

               Vice President and General Counsel
               CITGO Petroleum Corporation
               P. O. Box 3758
               Tulsa, Oklahoma 74556
               Telecopy:  918-495-5559

            (b) if to Lyondell LP, Lyondell GP or its Representatives:

               Lyondell Refining Company
               P. O. Box 3646
               Houston, Texas  77253-3646
               Attention: Vice President, General Counsel & Secretary

            with a copy to:

               Lyondell Refining LP, LLC
               P. O. Box 3646
               Houston, Texas 77252-3646
               Attention: Vice President, General Counsel & Secretary
               Telecopy:   713-309-4718

            (c)  if to the Partnership:

               LYONDELL-CITGO Refining LP
               P. O. Box 2451
               Houston, Texas  77252-2451
               Attention:  President & CEO
               Telecopy:  713-321-6900

        Any changes to the addresses set forth above shall be made by written notice delivered to the Secretary of the Partnership who shall maintain such addresses.

    12.13. Waiver of Immunity. EACH OF THE CITGO PARTNERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM FOR ITSELF OR

WITH RESPECT TO ITS REVENUES, ASSETS OR PROPERTIES IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS. TO THE EXTENT ANY JURISDICTION WOULD ATTRIBUTE SUCH IMMUNITY TO EITHER OR BOTH OF THE CITGO PARTNERS, EACH OF THE CITGO PARTNERS HEREBY WAIVES ANY RIGHT TO CLAIM SUCH IMMUNITY AND TO ANY DEFENSES AVAILABLE TO IT UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT, AND ANY DEFENSE BASED ON IMMUNITY ARISING UNDER U.S. FEDERAL OR STATE LAW, OR UNDER ANY INTERNATIONAL, FOREIGN OR OTHER APPLICABLE LAW.

    12.14. Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

    12.15. Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY OF THE PARTNERS OR THE PARTNERSHIP OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTNERS AND THE PARTNERSHIP ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTNERS AND THE PARTNERSHIP SHALL APPOINT C T CORPORATION SYSTEM, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF NEW YORK BY ENTERING INTO AN AGREEMENT WITH THE AGENT TO SUCH EFFECT, AND EACH PARTNER AND THE PARTNERSHIP SHALL MAINTAIN SUCH AGREEMENT (OR AN APPROPRIATE SUBSTITUTE TO THE SAME EFFECT WITH THE SAME OR A DIFFERENT AGENT) FOR THE ENTIRE TERM OF EXISTENCE OF THE PARTNERSHIP. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF NEW YORK FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTNERSHIP AND THE PARTNERS.

     IN LIGHT OF THE EXPRESS INTENT OF THE PARTIES TO SUBMIT TO THE JURISDICTION OF NEW YORK COURTS FOR THE

RESOLUTION OF ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT, THE PARTIES FURTHER HEREBY WAIVE ANY AND ALL AFFIRMATIVE DEFENSES THEY COULD OR MIGHT OTHERWISE BE ABLE TO ASSERT BASED ON AN ALLEGED INCAPACITY OF THE PARTNERSHIP TO ASSERT A CLAIM OR COUNTER-CLAIM IN EITHER THE FEDERAL OR STATE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN. THE AFFIRMATIVE DEFENSES AND MOTIONS HEREBY WAIVED INCLUDE BUT ARE NOT LIMITED TO OBJECTIONS TO SUIT PURSUANT TO N.Y. BUSINESS CORPORATION LAW (S) 1312, N.Y. PARTNERSHIP LAW
(S) 121-907, N.Y. CLS GENERAL BUSINESS LAW (S) 130 SUBD. 1(II)(A) AND N.Y. GENERAL ASSOCIATIONS LAW (S) 18(4). THE PARTIES WAIVE ALL AFFIRMATIVE DEFENSES AND DEFENSIVE MOTIONS PREDICATED ON, BUT NOT LIMITED TO, THE FOREGOING STATUTORY PROVISIONS WITH FULL KNOWLEDGE OF THEIR RIGHTS, IF ANY, UNDER THOSE PROVISIONS. IT IS THE EXPRESS AND KNOWING INTENTION OF THE PARTIES TO WAIVE THE RIGHT TO ASSERT AS AN AFFIRMATIVE DEFENSE THE LEGAL INCAPACITY OF THE PARTNERSHIP TO MAINTAIN A CLAIM OR COUNTER-CLAIM ON THE GROUNDS THAT THE PARTNERSHIP FAILED TO COMPLY WITH ANY OR ALL REGISTRATION, CERTIFICATION, NOTIFICATION, FILING OR DESIGNATION-OF-AGENT REQUIREMENTS SET FORTH AND ENFORCED BY THE FOREGOING OR ANY SIMILAR STATUTORY PROVISIONS.

    12.16. Entire Agreement. This Agreement, together with the Certificate of Limited Partnership, the Master Transaction Agreement, the Confidentiality Agreements (as defined in the Master Transaction Agreement) and the Related Agreements constitute the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof, with the exception of those matters which will continue to be governed under the Regulations.

    12.17. Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Partner, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

    12.18. Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (ii) no consideration shall be given to the fact or presumptions that any Partner had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other genders; and (vii) each exhibit, attachment and schedule to this Agreement is a part of this Agreement.

    12.19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.



                            [signature page follows]

    IN WITNESS WHEREOF, this Limited Partnership Agreement has been executed on behalf of each Partner, by their respective officers thereunto duly authorized, effective as of the 31st day of December, 1998.

LYONDELL REFINING LP, LLC
a Delaware limited liability company  (Lyondell LP)


By:
    ---------------------------------
    Name:
    Title:


CITGO GULF COAST REFINING, INC.
a Delaware corporation (CITGO GP)


By:
    ---------------------------------
    Name:
    Title:



LYONDELL REFINING COMPANY,
a Delaware corporation  (Lyondell GP)


By:
    ---------------------------------
    Name:
    Title:



CITGO REFINING INVESTMENT COMPANY
an Oklahoma corporation (CITGO LP)


By:
    ---------------------------------
    Name:
    Title:

                                   EXHIBIT 1

                           TO PARTNERSHIP AGREEMENT

                 DEFINITION OF TERMS IN PARTNERSHIP AGREEMENT


    Act. The Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time. See Section 2.2.

    Action.  See Section 5.11.(D).

    Additional Construction Loan.  As defined in the Regulations.

    Affiliate. As to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; provided, however, that for purposes of this Agreement and regardless of whether the specified Person would otherwise be deemed an Affiliate for any other purpose or under any other agreement, the Partnership or any entities controlled by the Partnership shall not be deemed to be an Affiliate of LParent, Lyondell GP or Lyondell LP or any entities controlled by LParent, Lyondell GP or Lyondell LP or of CParent, CITGO GP or CITGO LP or any entities controlled by CParent, or CITGO GP or CITGO LP. For purposes of this definition the term "control" shall have the meaning set forth in 17 CFR 230.405.

    Affiliated General Partner. In the case of Lyondell LP, the "Affiliated General Partner" shall mean Lyondell GP. In the case of CITGO LP, the "Affiliated General Partner" shall mean CITGO GP.

    Affiliated Limited Partner. In the case of Lyondell GP, the "Affiliated Limited Partner" shall mean Lyondell LP. In the case of CITGO GP, the "Affiliated Limited Partner" shall mean CITGO LP.

    Affiliated Partner Group. A General Partner and its Affiliated Limited Partner.

    Agent.  See Section 12.15.

    Agreed Rate. With respect to any period for which interest is to be calculated, the Citibank, N.A. "base rate" from time to time in effect for each day in such period, calculated by multiplying the Citibank, N.A. "base rate" by the number of days such "base rate" is in effect, determining the sum of the products obtained thereby and dividing such sum by the number of days in such period.

    Alternate.  See Section 3.2.(B).

    Annual Meeting.  See Section 3.4.(A).

    Applicable Usury Laws.  See Section 12.11.

    Assets. The assets defined as such in the Contribution Agreement together with all assets provided to the Partnership pursuant to the Related Agreements.

                               Exhibit 1, Page 1

    Asset Value. With respect to any asset, the asset's adjusted basis for federal income tax purposes, except that the Asset Value of any asset contributed by a Partner to the Partnership or acquired with funds contributed by a Partner shall be the fair market value of such asset on the date of contribution or on any date on which the asset is revalued pursuant to Section 7.1.(C) hereof; provided, however, that the fair market value of the Assets (net of the Assumed Liabilities) on each such date shall be deemed to be $825 million, reduced, without duplication, (i) by the amount of any payment described in Section 7.1.(D) and (ii) by the amount of any indemnification forgone by the Partnership pursuant to the proviso of Section 5.2 of the Contribution Agreement; and provided further (a) that the fair market value of the Working Capital on each such date shall be the amount determined pursuant to
Exhibit 6.1(B) and (b) that the fair market value of the assets which are acquired with funds contributed by a Partner in each such date shall be the original cost of such assets. Any such adjustments shall be effective on a prospective basis only.

    Auxiliary Committee.  See Section 3.10.

    Average Participation Percentage. The mathematical average of a Partner's Participation Percentages, by Calendar Quarter, for any applicable period.

    Blended Rate. For any Calendar Quarter or portion thereof, a fraction (i) the numerator of which is equal to the aggregate federal income tax depreciation, amortization or other cost recovery deductions for such period with respect to all assets and (ii) the denominator of which is equal to the aggregate adjusted tax basis of the assets on the date such assets were contributed to the Partnership or, if any adjustment to the Capital Accounts has occurred pursuant to Section 7.1.(C), the date of the most recent such adjustment.

    Business Day. Any day other than a Saturday, Sunday or other day on which banks are closed in New York City, New York.

    Calendar Quarter.  In each year, each calendar quarter.

    Capital Account.  See Section 7.1.

    Capital Budget.  See Section 9.2.(B).

    Capital Contribution.  See Section 6.4.

    Capital Enhancement Projects.  See Section 9.2.(B).

    Cash Balance Amount.  See Section 7.5.

    CEO.  The President and Chief Executive Officer of the Partnership.  See
Section 4.5.

    CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

    Chemical Substance shall mean (i) any chemical substance, pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or byproduct that is regulated (including any requirement for the reporting of any Release thereof) under any Environmental Law, as now or hereafter in effect, or defined or listed as an industrial, toxic, deleterious, harmful,

                               Exhibit 1, Page 2
radioactive, infectious, disease-causing or hazardous substance, material or Waste under any Environmental Law, as now or hereafter in effect, and (ii) petroleum or any fraction thereof, asbestos or asbestos-containing material or polychlorinated biphenyls.

    CITGO GP. CITGO Gulf Coast Refining, Inc., a Delaware corporation, the General Partner that is an Affiliate of CParent. See Section 2.2.

    CITGO LP. CITGO Refining Investment Company, an Oklahoma corporation, the Limited Partner that is an Affiliate of CParent. See Section 2.2.

    CITGO Partners. CITGO GP and CITGO LP.

    CITGO Partners Option Date Amount. The product of (i) CITGO Partners Average Participation Percentage for the period beginning on the day following the In-Service Date and ending on the Option Date times (ii) the remainder of Option Date Working Capital minus In-Service Date Working Capital.

    Closing Date.  See Section 2.2.

    Code. The Internal Revenue Code of 1986, as amended and in effect from time to time and any successor thereto.

    Company. LYONDELL-CITGO Refining Company Ltd., a Texas limited liability company, which was converted into the Partnership as of the date of this Agreement.

    Compensation Committee.  See Section 3.10.(A).

    Conflict Circumstance.  See Section 5.7.

    Conflicted General Partner.  See Section 5.7.

    Contribution Agreement. The agreement dated July 1, 1993 between the Company and LParent pursuant to which the Refinery Business and certain other Assets and Working Capital were contributed to the Company by LParent on behalf of Lyondell Refining Company n/k/a Lyondell GP.

    Conversion Date.  See Section 2.2.

    CParent.  CITGO Petroleum Corporation, a Delaware corporation. See Section
2.2.

    Damages.  See Section 11.2.(D).

    Default.  See Section 11.2.(A).

    Default Date.  See Section 11.2.(C).

    Defaulting Partners. Lyondell GP and Lyondell LP, in the case of a Default by Lyondell GP or Lyondell LP; and CITGO GP and CITGO LP, in the case of a Default by CITGO GP or CITGO LP.

                               Exhibit 1, Page 3

    Depreciation. For each Calendar Quarter or portion thereof, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period. Notwithstanding the preceding sentence, if the Asset Value (after taking into account any adjustment pursuant to the proviso of Section 7.1.(C)) of an asset differs from its adjusted tax basis on the date such asset is contributed or, if applicable, on the date of any adjustment to Capital Accounts which has taken place pursuant to Section 7.1.(C), Depreciation for any period shall be an amount which bears the same ratio to such Asset Value (as adjusted pursuant to the proviso of Section 7.1.(C)) as the federal income tax depreciation, amortization or other cost recovery deduction for such period bears to such adjusted tax basis, except that in the case of any asset that has a zero adjusted tax basis on either the date of its contribution to the Partnership or on the date of any adjustment pursuant to Section 7.1.(C), Depreciation for any period shall be an amount equal to the product of (i) the Asset Value (as adjusted pursuant to the proviso of Section 7.1.(C)) of such asset on the date of contribution, or, if applicable, the date of the most recent adjustment to Capital Accounts pursuant to Section 7.1.(C) and (ii) the Blended Rate.

    Distributable Cash. The amount of cash distributable to the Partners as determined under Section 7.3., and in regard to each Partner.

    Distributions. See 6.4.(A)(2).

    Environment shall mean any ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, natural resources or real property and the physical buildings, structures and fixtures thereon, including sewer, septic and waste treatment, storage or disposal systems.

    Environmental Law shall mean any legal requirement or permit relating to (i) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (ii) health or safety, including the exposure of employees and other Persons to any Chemical Substance; (iii) the Release or threatened Release of any Chemical Substance, noxious noise or odor, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup and abatement of such Release or threatened Release; and (iv) the management of any Chemical Substance, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Chemical Substance.

    Executive Officers. Those officers of the Partnership then designated as Executive Officers by Partnership Governance Committee Action.

    Fair Market Value.  See Section 11.5(C).

    Finance-Control Committee.  See Section 3.10(A).

    Financing Plan. Certain Partnership plans, as approved by unanimous actions of the Partnership Governance Committee, setting forth the Partnership's funding requirements for the Capital Budget and the sources of funds to finance such requirements.

    GAAP.  Generally accepted accounting principles.

                               Exhibit 1, Page 4

    General Partners. Each Person who executes this Agreement and who is hereby admitted to the Partnership as a general partner of the Partnership, unless such General Partner ceases to be a General Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Interest and is replaced by a Substitute General Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute General Partner, if any, of the Partnership as provided herein, in such Person's capacity as a general partner of the Partnership.

    Highest Lawful Rate.  See Section 12.11.

    Indemnified Losses.  See Section 5.11.(A)(1).

    Indemnified Party.  See Section 5.11.(D).

    Indemnifying Party.  See Section 5.11.(D).

    Initial Construction Loan.  As defined in the Regulations.

    In-Service Date. February 28, 1997, except for the Working Capital Valuation for which the In-Service Date is March 31, 1997.

    In-Service Date Working Capital. The value of the Working Capital on the In-Service Date determined pursuant to Exhibit 6.1(B).

    Insolvent and Insolvency. The Partnership is insolvent if it has ceased to pay its debts in the ordinary course of business or cannot pay its debts as they become due or is insolvent within the meaning of the federal bankruptcy law.

    Intended Percentage.  See Section 6.6.(A).

    Interest. At any point in time, the entire ownership interest of a Partner in the Partnership at such time. See Section 5.8.

    Limited Partner. Each Person who executes this Agreement and who is hereby admitted to the Partnership as a limited partner of the Partnership, unless such Limited Partner ceases to be a Limited Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Interest and is replaced by a Substitute Limited Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute Limited Partner, if any, of the Partnership as provided herein, in such Person's capacity as a limited partner of the Partnership.

    Liquidation.  See Section 11.6.

    LParent. Lyondell Chemical Company, a Delaware corporation, formerly known as Lyondell Petrochemical Company. See Section 2.2.

    Lyondell GP. Lyondell Refining Company, a Delaware corporation, the General Partner that is an Affiliate of LParent.

    Lyondell LP. Lyondell Refining LP, LLC, a Delaware limited liability company, the Limited Partner that is an Affiliate of LParent.

                               Exhibit 1, Page 5

    Lyondell Partners.  Lyondell GP and Lyondell LP.

    Lyondell Partners Option Date Amount. The product of (i) Lyondell Partners Average Participation Percentage for the period beginning on the first day following the In-Service Date and ending on the Option Date times (ii) the remainder of the Option Date Working Capital minus In-Service Date Working Capital.

    Maintenance Capital. Those capital expenditures reasonably required to fund capital expenditures that are necessary to maintain the Refinery in substantially the same condition existing on the Closing Date.

    Master Transaction Agreement. The agreement so named, dated as of May 5, 1993, among LParent, CParent, Lyondell GP and CITGO LP.

    Maximum Amount.  See Section 12.11.

    Neutral.  See Section 11.5.(C)(3).

    Nonconflicted General Partner.  See Section 5.7.

    Nondefaulting Partners. The Partners other than the Defaulting Partners. See Section 11.2.

    Operating Budget.  See Section 9.2.(A).

    Operating Committee.  See Section 3.10.(A).

    Option Date.  See Section 6.6(A).

    Option Date Payment.  See Section 6.6(C).

    Option Date Working Capital. The value of Working Capital on the Option Date determined pursuant to Section 6.6.

    Owners. Lyondell GP and CITGO LP in their capacity as members of the Company.

    Parents.  LParent and CParent.

    Partners. The General Partners and the Limited Partners on the date of this Agreement until such Person ceases to be a partner of the Partnership.

    Partnership Business.  See Section 2.3.

    Partnership Governance Committee. The committee of six Representatives through which the General Partners manage the Partnership. See Section 3.1.(A).

    Partnership Governance Committee Action. The formal actions taken by vote of the Partnership Governance Committee, which is the exclusive method by which the General Partners manage the Partnership. See Section 3.6(A).

                               Exhibit 1, Page 6

    Participation Percentage. The percentage calculated for each Partner, from time to time, pursuant to Section 6.4.

    Person. Any natural person or any corporation, limited liability company, partnership, group, joint venture, trust or other entity.

    Pledgee Group. See Section 11.1.

    Pledgor Group.  See Section 11.1.

    Product Sales Agreement. The Product Sales Agreement-Refined Products dated July 1, 1993 between the Company and CITGO Petroleum Corporation, as amended from time to time.

    Profit and/or Losses. For each Calendar Quarterly period or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined for federal income tax purposes in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in Profits or Losses), with the following adjustments:

            (i) any income of the Partnership that is exempt form federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such Profits or subtracted from such Losses;

            (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such Profits or added to such Losses;

            (iii) gain or loss resulting from any disposition of an asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value (as adjusted pursuant to the proviso in Section 7.1.(C), adjusted to reflect Depreciation; and

            (iv) in lieu of the depreciation, amortization, and other cost recovery deductions otherwise required to be taken into account in computing such Profits or Losses, there shall be taken into account Depreciation.

    Profits Interest. The right of any Partner to receive Profits allocated or cash distributed to such Partner pursuant to Section 7, but not including the right to participate in or manage the affairs of the Partnership as a Partner, the right to receive any information or accounting of the affairs of the Partnership, the right to inspect the books or records of the Partnership or any other right of a Partner pursuant to this Agreement.

    Proper Ratio. With respect to the Capital Account balances of the Partners at any time, the ratio of the Partners' Participation Percentages at such time.

    Purchase.  See Section 11.7.

                               Exhibit 1, Page 7

    Purchase Notice. Notice given by the Nondefaulting Partners exercising their purchase rights. See Section 11.5.(A).

    Purchase Offer.  See Section 10.3.(C).

    Recision Event.  See Section 11.8.

    Recision Event Notice.  See Section 11.8.

    Refinery.  The Refinery located at 12000 Lawndale in Houston, Texas.

    Refinery Business. The Refinery and lube blending facility located in Birmingport, Alabama and all related assets (of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located), businesses, contracts and permits, that are used solely in the operations of such Refinery and lube blending facility, and all activities reasonably related or incidental thereto.

    Regulations.  See Section 2.2.

    Related Agreements. Those agreements defined as such in Exhibit 1A to this Agreement.

    Release shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the Environment of any kind whatsoever, including the movement of any Chemical Substance through or in the Environment, exposure of any type in any workplace, any release as defined under CERCLA or any other Environmental Law and any noxious noise or odor emission.

    Representatives. Those persons designated by each General Partner to serve as such General Partner's representatives on the Partnership Governance Committee. See Section 3.2.(A).

    Second Notice.  See Section 10.3.(D).

    Secretary.  See Section 4.7.

    Substitute General Partner. A Person who is admitted as a General Partner to the Partnership in place of and with the rights of a General Partner.

    Substitute Limited Partner. A Person who is admitted as a Limited Partner to the Partnership in place of and with the rights of a Limited Partner.

    TMP. The "tax matters partner" as defined in Section 6231(a)(7) of the Code. See Section 8.3.(A).

    Treasury Regulations. The income tax regulations promulgated by the Department of Treasury, as amended from time to time. Treasury Regulations include final and temporary regulations.

    Unanimous Partnership Governance Committee Action.  See Section 3.8.

                               Exhibit 1, Page 8

    U.S. Partnership Return of Income.  See Section 8.3.(A).

    Vice President.  See Section 4.6.

    Wholly Owned Subsidiary. As to any Person, a subsidiary of such Person all of the equity interests of which are owned, directly or indirectly, by such Person.

    Working Capital. The Partnership's current assets minus current liabilities (excluding the current portion of long-term debt and capital leases). Current assets and current liabilities will be determined in accordance with current accounting principles under GAAP as in effect at the Conversion Date, except (i) that any cash, cash equivalents and short-term investments included in the capital fund will be excluded and (ii) that inventory will be carried at its Fair Market Value. The inventory value on the Conversion Date will be its actual Fair Market Value as determined by Exhibit 6.1.(B) and on other valuation dates will be valued in accordance with Exhibit 6.1.(B).

                               Exhibit 1, Page 9

                                  EXHIBIT 1A

                              RELATED AGREEMENTS

TIER 1 RELATED AGREEMENTS

1.        Amended and Restated Regulations
2.        Performance Guaranty and Control Agreement
3.        Contribution Agreement, including the following exhibits:

     3.1    General Warranty Deed (relating to Houston Land) (Exhibit A-1)

     3.2    General Warranty Deed (relating to Birmingport Land) (Exhibit A-2)

     3.3 Assignment of Real Property Interests (relating to the "Ballpark") (Exhibit A-3)

     3.4 Pipeline Deed, Bill of Sale and Assignment of Easements (relating to the Company Pipelines) (Exhibit A-4)

     3.5 Assignment and Assumption Agreement (between Lyondell and the Company relating to Assets other than real property) (Exhibit A-5)

     3.6    Grants of Easements for Pipelines and Meter Sites (Exhibit B)

4.        Crude Supply Agreement
5.        Supplemental Supply Agreement
6.        Product Sales Agreement Refined Products -- CITGO
7.        Inter-Plant Agreements:

     7.1    Company Feedstock Purchase Agreements:


          (A)    Heavy Pyrolysis Gasoline

          (B)    Light Pyrolysis Gasoline

          (C)    C5 Raffinate

          (D)    OP Hydrogen

          (E)    MeOH Hydrogen

          (F)    Pyrolysis Gas Oil

          (G)    Toluene

          (H)    Methanol

                              Exhibit 1A, Page 1

          (I)    RAFF II

          (J)    RAFF II Isomerate

          (K)    MTBE

          (L)    Isopentane/Heavy Py Mix

          (M)    Ethylene


     7.2.   Company Product Sales Agreement -- Lyondell:


          (A)    OP -- 400

          (B)    OP -- 700

          (C)    Mixed Propylene

          (D)    Refinery Normal Butane

          (E)    Refinery Propane

          (F)    Alkylation Normal Butane

          (G)    Alkylation Propane

          (H)    Benzene

          (I)    Toluene


     7.3.   Tolling Agreement


TIER 2 RELATED AGREEMENTS

1.        Employee Transfer and Benefits Agreement
2.        Intellectual Property Rights Agreement
3.        Trademark Assignment Agreement
4.        Trademark License Agreement
5.        Tradename Licensing Agreement
6.        Software Agreement
7.        Terminal and Storage Agreement
8.        Mont Belvieu Storage and Pipeline Agreement
9.        Marketing Services Agreement -- Aromatics
10.       Paraffinic Lubricants Base Oil Sales Agreement
11.       Naphthenic Lubricants, White Mineral Oils and Specialty Oils Sales
          Agreement

                         Exhibit 1A, Page 2

12.       Lubricant Facility Operating Agreement
13.       Manufacturing Services Agreement
14.       Employee Services Agreement
15.       Administrative Services Agreement
16.       Product Sales Agreement MTBE -- Lyondell and CITGO
17.       Refinery Office Lease
18.       Exchange Agreement
19.       Assignment and Assumption Agreement - CITGO and LCR (Lubricants)

                                  EXHIBIT 6.4

                                        CONVERSION
                                           DATE
                        CAPITAL       PARTICIPATION
                     CONTRIBUTION      PERCENTAGES

Lyondell LP             784,315,812        48.65
Lyondell GP             162,828,154        10.10
                     $  947,143,966        58.75%
                     --------------       ------
CITGO LP                648,866,453        40.25
CITGO GP                 16,120,906         1.00
                     --------------       ------
                     $  664,987,359        41.25%
                     --------------       ------
                     $1,612,131,325       100.00%
                     ==============       ======

                                                                       EXHIBIT B


                      FORM OF QUALIFIED SUBORDINATED DEBT

                  THIS NOTE IS NOT TRANSFERABLE OR ASSIGNABLE
                    (EXCEPT AS PROVIDED UNDER "ASSIGNMENT")

                                PROMISSORY NOTE


$____________ (U.S.)                                          ____________, ____
                                                              Houston, Texas

     FOR VALUE RECEIVED, and intending to be legally bound, LYONDELL-CITGO Refining LP, a Delaware limited partnership (the "Maker"), promises to pay to ________________ (the "Payee") at its offices located at ________, ___________, in lawful money of the United States of America and in immediately available funds, __________________________ AND NO/100 DOLLARS ($____________________), or
so much thereof as may be advanced and outstanding hereunder prior to maturity, together with interest thereon at the annual rate specified below.

                                 INTEREST RATE

     The unpaid principal of this Note shall bear interest from the date of advance to maturity during any Interest Period (as defined herein), at a rate per annum that shall be equal to the lesser of (i) LIBOR (as defined herein) plus the Basis Points (as defined herein) or (ii) the Highest Lawful Rate (as defined herein).

     "Basis Points", for the purposes of this Note, shall mean the percentage points added to LIBOR for purposes of determining the rate of interest this Note shall bear for any Interest Period.

     "Interest Period", for the purposes of this Note, shall mean any period of 30 days, 180 days or 360 days beginning on the advancement date (in the case of the initial Interest Period) or on the last day of the next preceding Interest Period (in the case of any subsequent Interest Period).

     For the purposes of this Note, "LIBOR", with respect to any Interest Period, means the rate of interest (expressed as an annual rate), as it appears on the display screen of the Dow Jones Telerate Service or the Reuter Monitor Money Rates Service, at which deposits in United States dollars are offered to major banks in the London interbank market, at approximately __:__ _.m. (New York time) on the second London Banking Day before the first day of that Interest Period in an amount substantially equal to the amount of the unpaid principal scheduled to be outstanding throughout that Interest Period.

     Not later than two days before the commencement of each Interest Period (including the initial Interest Period), the Payee shall provide the Maker with three Basis Point options for the succeeding Interest Period, with one option being based on interest being reset at 30 days, another at 180 days and the third at 360 days. The Payee shall make a good faith effort to set the Basis Point options that correspond to the Interest Periods in accordance with current market conditions and as if the Maker has a long-term debt rating issued by Standard & Poor's Corporation and its successors of at least BBB+. On the day prior to the commencement of each Interest Period (including the initial Interest Period), the Maker shall, in its sole discretion, select the duration of each successive Interest Period (and thus the Basis Points that correspond to such Interest Period) and shall notify the Payee of its selection. If the Maker does not so notify the Payee, the duration of the succeeding Interest Period shall be 30 days (and the Basis Points shall be those that correspond to such 30 day Interest Period).

     All past due principal and, to the fullest extent permitted by applicable law, interest shall bear interest after the due date thereof at the rate per annum equal to the lesser of (i) the rate of interest payable under this Note on the date of default plus 3% or (ii) the Highest Lawful Rate.

     Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

                               TERMS OF REPAYMENT

     Interest on the unpaid principal amount of this Note shall be due and payable quarterly, commencing on ________________, 19__, and continuing regularly and quarterly thereafter on the _____ day of each [March, June, September, December] until maturity. On ______________, 19__ [the 10th anniversary of Closing Date], the entire unpaid principal balance of this Note, together with all accrued unpaid interest, shall be due and payable in full.

                                   PREPAYMENT

     The Maker reserves the right to prepay this Note, in whole or in part, at any time, without penalty or notice. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied first to accrued and unpaid interest, if any, and then to principal.

                   TERMS OF ISSUANCE; ADJUSTMENT OF PRINCIPAL

     This Note is issued pursuant to the terms of the Maker's limited partnership agreement, as now or hereafter in effect ("Partnership Agreement"). Reference is hereby made to the Partnership Agreement for the terms and provisions thereof, to which this Note is in all respects subject, including, without limitation, provisions for the reduction of the principal amount to be repaid hereunder.

                                 SUBORDINATION

     Repayment of this Note by the Maker is fully subordinated to the prior payment in full of any indebtedness of the Maker for borrowed money, whether now outstanding or subsequently incurred ("Senior Indebtedness").

     In the event that the Maker shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or in the event that any event of default with respect to Senior Indebtedness shall have occurred and be continuing, or would occur as a result of the payment referred to herein, then, upon written notices of such default or event of default to the Maker by the holders of Senior Indebtedness or any trustee therefor, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on this Note.

     In the event of any insolvency, bankruptcy, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up of or relating to the Maker as a whole, whether voluntary or involuntary, all obligations of the Maker to holders of Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall be entitled to be paid in full before any payment shall be made on any account of the principal of or interest on this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Payee, together with the holders of any obligations of the Maker ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Maker the amounts at the time due and owing on account of unpaid principal of and interest on this Note before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Maker ranking junior to this Note.

                                    DEFAULT

     If any payment provided herein, either of principal or interest, is not paid when due or within five days of delivery by Payee to Maker of written notice of such failure to pay, or in the event of the insolvency or bankruptcy of the Maker hereof or if any proceedings in bankruptcy or for the relief of debtors or readjustment of debts is filed by or against the Maker hereof, then the Payee may, at its option, declare this Note to be forthwith due and payable.

                        WAIVER; UNCONDITIONAL OBLIGATION

     All signers and endorsers of this Note are to be regarded as principals as to their respective joint and several liability to any legal holder hereof, and the Maker and each of the guarantors, sureties and endorsers, to the fullest extent permitted by applicable law, hereby expressly and severally waive grace, and all notices, demands, presentments for payment, notice of nonpayment, protest and notice of protest, notice of intent to accelerate, notice of acceleration of the indebtedness due hereunder, and diligence in collecting this Note or enforcing any security rights of the Payee under any document securing this Note, and agree (i) that the Payee may, at any time, and from time to time, extend the date of maturity of all or any part hereof, without notifying or consulting with the Maker or principal hereof, who shall remain fully obligated for the payment hereof; (ii) that it will not be necessary for the Payee, in order to enforce payment of this Note, to first institute or exhaust its remedies against the Maker or other party liable therefor or to enforce its rights against any security for this Note; and (iii) to any substitution, exchange or release of any security now or hereafter given for this Note, or the release of any party primarily or secondarily liable hereon, or any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Maker or any guarantors, sureties and endorses in respect of the obligations of any such party in respect of this Note.

                      REIMBURSEMENT OF COSTS AND EXPENSES

     To the fullest extent permitted by applicable law, if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Maker agrees to pay to the Payee the reasonable costs and reasonable attorney's fees incurred in the collection hereof.

                        NO WAIVER; ELECTION OF REMEDIES

     No failure by the Payee to exercise, and no delay in exercising, any right or remedy hereunder or under any document, instruments or agreements executed in connection herewith shall constitute a waiver thereof on the part of the Payee; nor shall any single or partial exercise of any right or remedy under any documents, instruments or agreements executed in connection herewith preclude any other or further exercise thereof or the exercise of any other right or remedy.

                              USURY SAVINGS CLAUSE

     It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Note whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Note (the "Applicable Usury Laws"). Accordingly, if any acceleration of the maturity of this Note or any payment by the Maker or any other person results in the Maker or such other person having paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Note shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to the Maker by the Payee; (iii) neither the Maker nor any other person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum

Amount; and (iv) the effective rate of interest on this Note shall be ipso facto reduced to the Highest Lawful Rate, as hereinafter defined, and the provisions of this Note immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to the Payee for the use, forbearance or detention of the indebtedness of the Maker to the Payee evidenced by this Note shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness evidenced by this Note so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term hereof. As used herein, the term "Maximum Amount" means the maximum nonusurious amount of interest which may be lawfully contracted for, charged or received by the Payee in connection with the indebtedness evidenced by this Note under all Applicable Usury Laws, and the term "Highest Lawful Rate" means the maximum rate of interest, if any, that may be charged the Maker under all Applicable Usury Laws on the principal balance of this Note from time to time outstanding.

                                   ASSIGNMENT

     This Note may not be transferred or assigned by the Payee to any person; provided, however, that the Payee may transfer or assign this Note to a bona fide affiliate of the Payee (which affiliate shall also be referred to herein as "Payee").

                                 GOVERNING LAW

     THIS NOTE SHALL BE SUBJECT TO AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

               JURISDICTION; AGENT FOR SERVICE OF PROCESS; WAIVER

     ANY JUDICIAL PROCEEDING BROUGHT AGAINST EITHER OF THE PARTIES TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES SHALL APPOINT C T CORPORATION SYSTEM, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT"), AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN A STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK BY ENTERING INTO AN AGREEMENT AS OF THE DATE OF THIS AGREEMENT WITH THE AGENT TO SUCH EFFECT, AND EACH PARTY SHALL MAINTAIN SUCH AGREEMENT (OR AN APPROPRIATE SUBSTITUTE TO

THE SAME EFFECT WITH THE SAME OR A DIFFERENT AGENT) FOR THE ENTIRE TERM OF THIS AGREEMENT. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF NEW YORK FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE RESPECTIVE PARTIES TO THIS AGREEMENT. IN LIGHT OF THE EXPRESS INTENT OF THE PARTIES TO SUBMIT TO THE JURISDICTION OF NEW YORK COURTS FOR THE RESOLUTION OF ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT, THE PARTIES FURTHER HEREBY WAIVE ANY AND ALL AFFIRMATIVE DEFENSES THEY COULD OR MIGHT OTHERWISE BE ABLE TO ASSERT BASED ON AN ALLEGED INCAPACITY OF THE MAKER TO ASSERT A CLAIM OR COUNTER-CLAIM IN EITHER THE FEDERAL OR STATE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN. THE AFFIRMATIVE DEFENSES AND MOTIONS HEREBY WAIVED INCLUDE BUT ARE NOT LIMITED TO OBJECTIONS TO SUIT PURSUANT TO N.Y. BUSINESS CORPORATION LAW (S) 1312, N.Y. PARTNERSHIP LAW (S) 121-907, N.Y. CLS GENERAL BUSINESS LAW
(S) 130 SUBD. 1(ii)(a) AND N.Y. GENERAL ASSOCIATIONS LAW (S) 18(4). THE PARTIES WAIVE ALL AFFIRMATIVE DEFENSES AND DEFENSIVE MOTIONS PREDICATED ON, BUT NOT LIMITED TO, THE FOREGOING STATUTORY PROVISIONS WITH FULL KNOWLEDGE OF THEIR RIGHTS, IF ANY, UNDER THOSE PROVISIONS. IT IS THE EXPRESS AND KNOWING INTENTION OF THE PARTIES TO WAIVE THE RIGHT TO ASSERT AS AN AFFIRMATIVE DEFENSE THE LEGAL INCAPACITY OF THE MAKER TO MAINTAIN A CLAIM OR COUNTER-CLAIM ON THE GROUNDS THAT THE MAKER FAILED TO COMPLY WITH ANY OR ALL REGISTRATION, CERTIFICATION, NOTIFICATION, FILING OR DESIGNATION-OF-AGENT REQUIREMENTS SET FORTH AND ENFORCED BY THE FOREGOING OR ANY SIMILAR STATUTORY PROVISIONS.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed at the place and on the date first above appearing.

                              LYONDELL-CITGO REFINING LP



                              By:
                                 ------------------------------------
                              Name:
                                 ------------------------------------
                              Title:
                                 ------------------------------------

ATTEST


By:
   --------------------------------
    Secretary